Exhibit 10.62

MASTER REPURCHASE AGREEMENT

Dated as of May 19, 2006

Between:

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., as Buyer,

and

NOVASTAR MORTGAGE, INC., as Seller

NOVASTAR FINANCIAL, INC., as Seller

NOVASTAR HOME MORTGAGE, INC., as Seller

NOVASTAR CERTIFICATES FINANCING CORP., as Seller

NOVASTAR CERTIFICATES FINANCING LLC, as Seller

HOMEVIEW LENDING, INC., as Seller

ACCELERON LENDING, INC., as Seller

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39.	ASSIGNMENTS; PARTICIPATIONS.	59
40.	SINGLE AGREEMENT	59
41.	INTENT	60
42.	CONFIDENTIALITY	60
43.	SERVICING	61
44.	PERIODIC DUE DILIGENCE REVIEW	62
45.	JOINT AND SEVERAL LIABILITY	63
46.	SET-OFF	63
47.	ENTIRE AGREEMENT	63

SCHEDULES

SCHEDULE 1	Representations and Warranties

SCHEDULE 2	Filing Jurisdictions and Offices

SCHEDULE 3	Subsidiaries

EXHIBITS

EXHIBIT A	Forms of Monthly and Quarterly Certifications

EXHIBIT B	Form of Custodial Agreement

EXHIBIT C	Form of Opinion of Counsel to the Sellers

EXHIBIT D-1	Form of Loan Transaction Notice

EXHIBIT D-2	Form of Eligible Bond Transaction Notice

EXHIBIT D-3	Form of Pledged Stock Transaction Notice

EXHIBIT E	Underwriting Guidelines

EXHIBIT F	Required Fields for Servicing Transmission

EXHIBIT G	Required Fields for Loan Data Transmission

EXHIBIT H	[RESERVED]

EXHIBIT I	Form of Confidentiality Agreement

EXHIBIT J	Form of Instruction Letter

EXHIBIT K	Form of Trustee Instruction Letter

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MASTER REPURCHASE AGREEMENT, dated as of May 19, 2006, by and among NOVASTAR MORTGAGE, INC., a Virginia corporation (“NMI”), NOVASTAR FINANCIAL, INC., a Maryland corporation (“NFI”), NOVASTAR HOME MORTGAGE, INC., a Delaware corporation (“NHMI”), NOVASTAR CERTIFICATES FINANCING CORP., a Delaware corporation (“NCFC”), NOVASTAR CERTIFICATES FINANCING LLC, a Delaware limited liability company (“NCF”), HOMEVIEW LENDING, INC., a Delaware corporation (“HLI”), ACCELERON LENDING, INC., a Delaware corporation (“ACC”, and each of NMI, NFI, NHMI, NCFC, NCF, HLI and ACC, a “Seller” and, jointly and severally, the “Sellers”) and GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation (“Buyer”, which term shall include any “Principal” as defined and provided for in Annex I), or as agent pursuant hereto (“Agent”).

1. APPLICABILITY

Buyer shall, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which a Seller transfers to Buyer Eligible Assets against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to such Seller such Purchased Assets at a date certain, against the transfer of funds by such Seller. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

2. DEFINITIONS AND ACCOUNTING MATTERS

(a) Defined Terms. As used herein, the following terms have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Servicing Practices” shall mean with respect to any Loan, those accepted and prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions which service mortgage loans of the same type as such Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures for MBS pool mortgages, as defined in the Fannie Mae servicing guides including future updates, and in a manner at least equal in quality to the servicing the Sellers or Sellers’ designee provides to mortgage loans which they own in their own portfolio.

“30 Day Delinquent Loan” shall mean any Loan as to which any Monthly Payment is 30 or more, but less than 60 days past due as of any date of determination.

“60 Day Delinquent Loan” shall mean any Loan as to which any Monthly Payment is 60 or more, but less than 90 days past due as of any date of determination.

“90 Day Delinquent Loan” shall mean any Loan as to which any Monthly Payment is 90 or more days past due as of any date of determination.

“Additional Purchased Assets” shall have the meaning specified in Section 6(a) hereof.

“Adjustable Rate Loan” shall mean a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Adjustment Date” shall mean with respect to each Adjustable Rate Loan, the date set forth in the related Note on which the Mortgage Interest Rate on the Loan is adjusted in accordance with the terms of the Note.

“Adjusted Tangible Net Worth” shall mean, with respect to any Person, such Person’s Tangible Net Worth less all other accumulated comprehensive income or losses (as calculated in accordance with GAAP), up to an aggregate of $50,000,000.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 25% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement.

“Agreement” shall mean this Master Repurchase Agreement (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, further supplemented or otherwise modified from time to time.

“ALTA” shall mean the American Land Title Association.

“Alternative Facility” shall mean (i) any note purchase agreement entered into between the Sellers and Steamboat Funding Corporation, (ii) the GCM Repurchase Facility, and (iii) any financing, purchase, note purchase, repurchase or similar facility (other than the facility created by this Agreement) entered into between (a) the Buyer and the Sellers (or any of their Affiliates or Subsidiaries), or (b) the Sellers (or any of their Affiliates or Subsidiaries) and any other entity which is introduced to the Sellers (or any of their Affiliates or Subsidiaries) by the Buyer and which facility is arranged by the Buyer.

“AM Funded Wet Loan” shall have the meaning assigned thereto in the Custodial Agreement.

“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.

“Applicable Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Loan as the value of the Mortgaged Property (or the related Cooperative Unit in the case of a Cooperative Loan).

“Approved Title Insurance Company” shall mean a nationally recognized title insurance company or any other title insurance company approved by the Buyer in its sole discretion.

“Asset” shall mean any Loan, Pledged Stock or Bond.

“Asset Documents” shall mean (i) with respect to each Loan, the documents comprising the related Mortgage File, (ii) with respect to each Bond, the documents comprising the related Bond File, and (iii) with respect to each REO Property, the Pledged Stock and the related REO Property File.

“Asset File” shall mean with respect to an Asset, the related Bond File, REO Property File or Mortgage File, as applicable.

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

“Attorney Bailee Letter” shall have the meaning assigned to such term in the Custodial Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Best’s” shall mean Best’s Key Rating Guide, as the same shall be amended from time to time.

“Bond” shall mean any NIM Bond, Residual Bond or Subordinate Bond.

“Bond Custodial Agreement” shall mean, in the event the Bond Custodian is any Person other than the Buyer, that certain agreement between the Buyer and the Bond Custodian (i) setting forth the procedures for delivery and maintenance of Pledged Stock, Bonds and Bond Files and (ii) governing the establishment and maintenance of the Buyer’s “securities account” (as defined in Section 8 50l(a) of the UCC) and identifying the Bond Custodian as “securities intermediary” (as defined in Section 8 102(a)(14) of the UCC and 31 C.F.R. Section 357.2).

“Bond Custodian” shall mean either (i) the Buyer or (ii) any other Person designated by the Buyer as custodian of the Pledged Stock, the Bonds and Bond Files.

“Bond File” shall mean, with respect to any Purchased Asset that is an Bond: (A) a copy of the executed Governing Agreements governing such Bond and/or any supplements thereto, and the offering documents related to such Bond, each certified by the related Seller or the Bond Custodian as a true, correct and complete copy of the original, and all ancillary documents required to be delivered to the certificateholders under the Governing Agreements, (B) an officer’s certificate as may be requested by Buyer, (C) opinions of counsel in form and substance reasonably satisfactory to the Buyer, (D) the Bond in accordance with Section 9(b), (E) a Trustee Instruction Letter executed by the related Seller, (F) if such Bond is in uncertificated form, evidence that such Bond has been registered in the name of the Bond Custodian or the Buyer on the books of the issuer itself or its transfer agent, (G) all related Transfer Documents, (H) copies of distribution statements delivered to the Bond Custodian for two months prior to the month in which the related Purchase Date occurs, if any, (I) any other documents or instruments necessary in the reasonable opinion of the Buyer to effect and perfect a legally valid transfer of the relevant interest granted therein to the Buyer under the Program Documents, (J) any other documents required under Section 9(b).

“Bond Summary” shall mean a written summary for each Bond to be delivered by the related Seller to the Buyer pursuant to Section 3(a) hereof, which shall include the following information and documentation: (i) the name of the issuer, (ii) the original principal amount, (iii) the current principal amount, (iv) the applicable interest rate, (v) for each Bond which is publicly offered, the CUSIP number, (vi) the name and class of the Bond, (vii) such other information as shall be mutually agreed upon by the Sellers and the Buyer, and (viii) with respect to each certificated Bond, a copy of the related certificate attached thereto.

“Bond Transaction Notice” shall have the meaning assigned thereto in Section 3(a) herein.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, the Custodian’s offices, banking and savings and loan institutions in the State of New York, Connecticut, Kansas or California, the City of

New York or the city or state in which the Custodian’s offices are located are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change of Control” shall mean with respect to any Seller, the acquisition by any Person other than a Seller or any Subsidiary thereof, or two or more other Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock or limited liability company interests, as the case may be, of such Seller at any time if after giving effect to such acquisition such Person or Persons owns twenty percent (20%) or more of such outstanding shares of voting stock or limited liability company interests, as the case may be.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Combined Loan-to-Value Ratio” or “CLTV” shall mean with respect to any Loan, the ratio of (i) the original outstanding principal amount of the Loan and any other loan which is secured by a lien on the related Mortgaged Property to (ii) the lesser of (a) the Appraised Value of the Mortgaged Property at origination of such Loan, or (b) if the Mortgaged Property was purchased within twelve (12) months of the origination of the Loan, the purchase price of the Mortgaged Property.

“Commitment Fee” shall have the meaning set forth in the Pricing Side Letter.

“Committed Amount” shall mean $750,000,000.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with any Seller within the meaning of Section 4001 of ERISA or is part of a group which includes any Seller and which is treated as a single employer under Section 414 of the Code.

“Confirmation” shall have the meaning assigned thereto in Section 3(a) hereof.

“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Cooperative Corporation” shall mean with respect to any Cooperative Loan, the cooperative apartment corporation that holds legal title to the related Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Loan” shall mean a Loan that is secured by a First Lien on and perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Project” shall mean, with respect to any Cooperative Loan, all real property and improvements thereto and rights therein and thereto owned by a Cooperative Corporation including without limitation the land, separate dwelling units and all common elements.

“Cooperative Shares” shall mean, with respect to any Cooperative Loan, the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” shall mean, with respect to a Cooperative Loan, a specific unit in a Cooperative Project.

“Current Loan” shall mean an Eligible Loan as to which any Monthly Payment is less than 30 days past due as of any date of determination.

“Custodial Agreement” shall mean the Amended and Restated Custodial Agreement, dated as of May 19, 2006, among the Sellers, Buyer, and Custodian as the same shall be modified and supplemented and in effect from time to time.

“Custodian” shall mean U.S. Bank National Association, or its successors and permitted assigns as custodian of the Mortgage Files.

“Custodian Loan Transmission” shall have the meaning assigned thereto in the Custodial Agreement.

“Default” shall mean an Event of Default or any event, that, with the giving of notice or the passage of time or both, would become an Event of Default.

“Disbursement Account” shall mean the account established by Buyer pursuant to which funds shall be disbursed to fund any Wet Loan.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dry Loan” shall mean a first or second lien Loan which is underwritten in accordance with the Underwriting Guidelines and as to which the related Mortgage File contains all required Loan Documents.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 44 hereof with respect to any or all of the Assets or the Sellers or related parties, as desired by Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 9(a) have been satisfied.

“Electronic Tracking Agreement” shall mean the amended and restated electronic tracking agreement among Buyer, the Sellers, MERSCORP, Inc. and MERS, dated as of May 19, 2006, as the same shall be modified and supplemented and in effect from time to time; provided that if no Loans are or will be MERS Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Assets” shall mean Eligible Loans, Eligible Bonds and Eligible Pledged Stock.

“Eligible Bond” shall have the meaning set forth in the Pricing Side Letter.

“Eligible Entity” shall mean a corporation or other entity which is wholly and directly owned by a Seller and which (i) is a Special Purpose Entity and (ii) owns one or more REO Properties; provided that, the number of REO Properties owned by such Eligible Entity shall be an amount acceptable to the Buyer.

“Eligible Loan” shall have the meaning set forth in the Pricing Side Letter.

“Eligible Pledged Stock” shall have the meaning set forth in the Pricing Side Letter.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which a Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which a Seller is a member.

“Escrow Closing Letter” shall have the meaning assigned thereto in the Custodial Agreement.

“Escrow Payments” shall mean, with respect to any Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage or any other document.

“Event of Default” shall have the meaning provided in Section 18 hereof.

“Exception” shall have the meaning assigned thereto in the Custodial Agreement.

“Exception Report” shall mean the exception report prepared by the Custodian pursuant to the Custodial Agreement.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“First Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a first lien on the Mortgaged Property.

“First Lien Loan” shall mean a Loan secured by a First Lien.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.

“GCM Repurchase Facility” shall mean that certain Master Repurchase Agreement dated as of June 6, 2003 by and among Greenwich Capital Markets, Inc., Novastar Mortgage, Inc. and Novastar Financial, Inc., as the same may be amended, modified and/or supplemented from time to time.

“Governing Agreements” shall mean the agreement or agreements which govern the issuance and the payment of the Eligible Bonds.

“Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Government Securities” means negotiable securities issued by the U.S. Treasury or other federal agency that are backed by the full faith and credit of the United States government.

“Gross Margin” shall mean with respect to each Adjustable Rate Loan, the fixed percentage amount set forth in the related Note and the Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Note to determine the new Mortgage Interest Rate for such Loan.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, to the extent required by the Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Income” shall mean, with respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the securitization of such Purchased Asset or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Asset.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument; provided that, neither (i) Securities that are retained in connection with the securitization of any mortgage loans by the Sellers or any Affiliate thereof nor (ii) debt obligations of a Seller consisting of structured securities for which recourse is solely to the assets underlying such structured securities shall be included in the calculation of Indebtedness.

“Index” shall mean with respect to each Adjustable Rate Loan, the index identified on the related Loan Schedule and set forth in the related Note for the purpose of calculating the interest rate thereon.

“Instruction Letter” shall mean a letter agreement between Seller and each Subservicer substantially in the form of Exhibit J attached hereto, in which such Persons acknowledge the Buyer’s ownership interest in the Purchased Assets, and agree to remit any collections with respect to the Purchased Assets as Buyer may so direct from time to time upon notification by Buyer of the occurrence of an Event of Default, which Instruction Letter may be delivered by Buyer to such Subservicer in its sole discretion.

“Insurance Proceeds” shall mean with respect to each Purchased Asset, proceeds of insurance policies insuring such Purchased Asset or the related Mortgaged Property.

“Insured Closing Letter” shall have the meaning assigned thereto in the Custodial Agreement.

“Interest Period” shall mean, with respect to any Transaction, the period commencing on the Purchase Date with respect to such Transaction and ending on the calendar day prior to the related Repurchase Date. Notwithstanding the foregoing, no Interest Period may end after the Termination Date.

“Interest Rate Adjustment Date” means with respect to each Adjustable Rate Loan, the date, specified in the related Note and the Loan Schedule, on which the Mortgage Interest Rate is adjusted.

“Interest Rate Protection Agreement” shall mean with respect to any or all of the Purchased Loans, any interest rate swap, cap or collar agreement or any other applicable hedging arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies entered into by Seller and reasonably acceptable to Buyer.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“LIBO Rate” shall mean with respect to each day on which a Transaction is outstanding (or if such day is not a Business Day, the next succeeding Business Day), the rate per annum equal to the rate published by Bloomberg or if such rate is not available, the rate appearing at page 3750 of the Telerate Screen, as one-month LIBOR on such date, and if such rate shall not be so quoted, the rate per annum at which the Buyer is offered Dollar deposits at or about 11:00 A.M., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of one month and in an amount comparable to the amount of the Transactions to be outstanding on such day.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan” shall mean an “A”, “B”, or “C” credit quality mortgage loan or a Cooperative Loan which the Custodian has been instructed to hold for the Buyer pursuant to the Custodial Agreement, and which Loan includes, without limitation, (i) a Note, the related Mortgage and all other Loan Documents and (ii) all right, title and interest of the related Seller in and to the Mortgaged Property covered by such Mortgage.

“Loan Data Transmission” shall mean a computer tape or other electronic medium generated by or on behalf of Sellers and delivered or transmitted to the Buyer and Custodian which provides information relating to the Purchased Assets, including the information set forth in the related Loan Schedule, in a format acceptable to the Buyer.

“Loan Documents” shall mean, with respect to a Loan, the documents comprising the Mortgage File for such Loan.

“Loan List” shall mean the hard copy report provided by the Sellers which shall include with respect to each Loan to be included in a Transaction: (i) the Loan number, (ii) the Mortgagor’s name, (iii) the original principal amount of the Loan, (iv) the current principal balance of the Loan and (v) whether the Loan is a MERS Loan.

“Loan Schedule” shall mean a hard copy or electronic format incorporating the fields identified on Exhibit G, any other information required by Buyer and any other additional information to be provided pursuant to the Custodial Agreement.

“Loan-to-Value Ratio” or “LTV” shall mean with respect to any Loan, the ratio of the outstanding principal amount of such Loan at the time of origination to the lesser of (a) the Appraised Value of the related Mortgaged Property at origination of such Loan and (b) if the related Mortgaged Property was purchased within twelve (12) months of the origination of such Loan, the purchase price of the related Mortgaged Property.

“Loan Transaction Notice” shall have the meaning assigned thereto in Section 3(a) herein.

“Margin Call” shall have the meaning assigned thereto in Section 6(a) hereof.

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Market Value” shall mean the value, determined by the Buyer in its sole reasonable discretion, of the Assets taking into account (a) customary factors, including, but not limited to current market conditions and the fact that the Assets may be sold under circumstances in which the Sellers, as originators or servicers of the Assets, are in default under the Agreement, and (b) firm take-out commitments from investment grade purchasers in favor of the related Sellers covering the Assets or assets substantially similar to the Assets to the extent recently obtained and during similar market conditions if sold in their entirety to a single third-party purchaser. The Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of the Buyer. The Buyer shall have the right to mark to market the Assets on a daily basis which Market Value with respect to one or more of the Assets may be determined to be zero. The Sellers acknowledge that the Buyer’s determination of Market Value is for the limited purpose of determining the value of Purchased Assets which are subject to Transactions hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Assets achieved by obtaining competing bids in an orderly market in which the originator/servicer is not in default under a revolving debt facility and the bidders have adequate opportunity to perform customary loan and servicing due diligence. The Market Value shall be deemed to be zero with respect to each Asset that is not an Eligible Asset.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition of Sellers, taken as a whole, (b) the ability of a Seller to perform its obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability of any of the Program Documents, (d) the rights and remedies of the Buyer under any of the Program Documents, (e) the timely repurchase of the Purchased Assets or payment of other amounts payable in connection therewith, or (f) the Purchased Items taken as a whole.

“Maximum Aggregate Purchase Price” shall mean (i) from the date of this Agreement to and including June 30, 2006, the Committed Amount, plus in the sole discretion of the Buyer, the Uncommitted Amount and (ii) thereafter, the Committed Amount.

“Maximum Mortgage Interest Rate” shall mean with respect to each Adjustable Rate Loan, a rate that is set forth on the related Loan Schedule and in the related Note and is the maximum interest rate to which the Mortgage Interest Rate on such Loan may be increased on any Adjustment Date.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS Identification Number” shall mean the eighteen digit number permanently assigned to each MERS Loan.

“MERS Loan” shall mean any Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Note, and which is identified as a MERS Loan on the related Loan List.

“Monthly Payment” shall mean the scheduled monthly payment of principal and/or interest on a Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Note for an Adjustable Rate Loan.

“Mortgage” shall mean with respect to a Loan, the mortgage, deed of trust or other instrument, which creates a First Lien or Second Lien (as indicated on the Loan Data Transmission) on either (i) with respect to a Loan other than a Cooperative Loan, the fee simple or leasehold estate in such real property or (ii) with respect to a Cooperative Loan, the Proprietary Lease and related Cooperative Shares, which in either case secures the Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Interest Rate” means the annual rate of interest borne on a Note, which shall be adjusted from time to time with respect to Adjustable Rate Loans.

“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Note.

“Mortgagee” shall mean the record holder of a Note secured by a Mortgage.

“Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Muitiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“MV Margin Amount” means, with respect to any Transaction, as of any date of determination, the amount obtained by application of the MV Margin Percentage to the Repurchase Price (reduced by the amount of any accrued and unpaid Price Differential) for such Transaction as of such date.

“MV Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Negative Amortization” shall mean, with respect to each Negative Amortization Loan, that portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Monthly Payment on the related Loan for such month and which, pursuant to the terms of the Note, is added to the principal balance of the Loan.

“Negative Amortization Loan” shall mean each “Alt-A” credit Loan that is identified on the Loan Data Transmission as a Loan that may be subject to Negative Amortization.

“Net Income” shall mean, for any period, the net income of any Person for such period as determined in accordance with GAAP.

“Net Worth” shall mean, with respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

“NIM Bond” shall mean a net interest margin security issued pursuant to a mortgage-backed security transaction underwritten by Greenwich Capital Markets, Inc. that is rated not lower than “BBB-” (or the equivalent) and that the Buyer can value using Buyer’s customary valuation models.

“Non-Utilization Fee” shall mean an amount calculated and payable on a semi-annually basis, beginning on the Effective Date and at the conclusion of each successive six month period thereafter, equal to (i) if the Utilization Percentage for any such quarter is less than 10% of the Maximum Aggregate Purchase Price, the product of (a) .0000041 times (b) the number of days covered in such period, times (c) the Maximum Aggregate Purchase Price, times (d) 1 minus the Utilization Percentage and (ii) if the Utilization Percentage for any quarter is equal to or greater than 10%, zero.

“Note” shall mean, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.

“Obligations” shall mean (a) all of the Sellers’ obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of each Seller to Buyer, its Affiliates, the Custodian or any other Person arising under, or in connection with, the Program Documents or directly related to the Purchased Loans, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of a Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Loan, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of the Sellers’ indemnity obligations to Buyer pursuant to the Program Documents.

“One Month LIBOR Loan” shall mean an Adjustable Rate Loan which provides for monthly adjustment to the Mortgage Interest Rate thereto based upon one-month LIBOR.

“Par Margin Amount” means, with respect to any Transaction, as of any date of determination, the amount obtained by application of the Par Margin Percentage to the Repurchase Price (reduced by the amount of any accrued and unpaid Price Differential) for such Transaction as of such date.

“Par Margin Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Participants” shall have the meaning assigned thereto in Section 39 hereof.

“Payment Adjustment Date” shall mean, with respect to each Negative Amortization Loan, the date on which Monthly Payments shall be adjusted. A Payment Adjustment Date with respect to a Negative Amortization Loan shall occur on each anniversary date of the first payment date for such Loan.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Exceptions” shall mean the following exceptions to lien priority: (i) the lien of current real property taxes and assessments not yet due and payable; (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Loan and (A) referred to or otherwise considered in the appraisal (if any) made for the originator of the Loan or (B) which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal; and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and (iv) in the case of a Second Lien Loan, a First Lien on the Mortgaged Property.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by either Seller or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pledged Stock” shall mean all of the shares of Capital Stock of an Eligible Entity, together with all stock certificates, options or rights of any nature whatsoever which may be issued or granted by such Eligible Entity to the related Seller while this Agreement is in effect.

“Pledged Stock Summary” shall mean a summary of information related to the Pledged Stock required to be delivered by the related Seller to the Buyer pursuant to Section 3(a) hereof, which schedule shall contain the following information with respect to each Pledged Stock certificate, (i) the name of the related Eligible Entity and state of formation/authorization, (ii) the class of stock, (iii) the certificate number and (iv) the number of shares.

“Pledged Stock Transaction Notice” shall have the meaning assigned thereto in Section 3(a) herein.

“PM Funded Wet Loan” has the meaning assigned thereto in the Custodial Agreement.

“PMI Policy” or “Primary Insurance Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

“Post-Default Rate” shall mean, in respect of the Repurchase Price for any Transaction or any other amount under this Agreement, or any other Program Document that is not paid when due to the Buyer (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 3% per annum, plus (a)(i) the Pricing Rate otherwise applicable to such Loan or other amount, or (ii) if no Pricing Rate is otherwise applicable, the LIBO Rate plus (b) the Applicable Margin.

“Price Differential” shall mean, with respect to each Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by Sellers to Buyer with respect to such Transaction).

“Pricing Rate” shall mean the per annum percentage rate for determination of the Price Differential as set forth in the Pricing Side Letter.

“Pricing Side Letter” shall mean the pricing side letter, dated as of May 19, 2006, among Sellers and Buyer, as the same may be amended, supplemented or modified from time to time.

“Principal” shall have the meaning assigned thereto in Annex I.

“Program Documents” shall mean this Agreement, the Custodial Agreement, the Bond Custodial Agreement, any Servicing Agreement, the Pricing Side Letter, the Instruction Letters, any assignment of an Interest Rate Protection Agreement, the Electronic Tracking Agreement and any other agreement entered into by Sellers, on the one hand, and the Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” shall mean the lease on a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares in such Cooperative Unit.

“Purchase Date” shall mean, with respect to each Transaction, the date on which Purchased Assets are sold by Seller to the Buyer hereunder.

“Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.

“Purchased Items” shall have the meaning assigned thereto in Section 8 hereof.

“Purchased Assets” shall mean any of the following assets sold by a Seller to Buyer in a Transaction: the Bonds, the Pledged Stocks, the Loans, together with the related Records, Servicing Rights, Seller’s rights under any related Interest Rate Protection Agreement, Seller’s rights under any Escrow Letters and Insured Closing Letters with respect to the Loans, Seller’s rights under any Takeout Commitment related to the Loans, Bonds, Pledged Stocks and other Purchased Items, such other property, rights, titles or interest as are specified on a related Transaction Notice, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing. The term “Purchased Assets” with respect to any Transaction at any time shall also include Additional Purchased Assets delivered pursuant to Section 6(a) hereof and Substitute Assets delivered pursuant to Section 16 hereof.

“Qualified Insurer” shall mean an insurance company duly qualified as such under the laws of each state in which any Mortgaged Property is located, duly authorized and licensed in each such state to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by Fannie Mae and Freddie Mac and whose claims paying ability is rated in the two highest rating categories by any of the rating agencies with respect to primary mortgage insurance and in the two highest rating categories by Best’s with respect to hazard and flood insurance.

“Qualified Originator” shall mean (a) any Seller and (b) any other originator of Loans previously approved by Buyer; provided, that Buyer shall have the right to reject an originator (in its sole discretion) by delivering written notice to the Sellers fifteen (15) days prior to ceasing to accept Loans originated by such person.

“Reacquired Loans” shall have the meaning assigned thereto in Section 16.

“Records” shall mean, with respect to any Purchased Asset, the Asset Documents and the Servicing Records.

“REIT” means a real estate investment trust, as defined in Section 856 of the Code.

“REIT Status” means with respect to any Person, such Person’s status as a real estate investment trust, as defined in Section 856(a) of the Code that satisfies the conditions and limitations set forth in Sections 856(b) and 856(c) of the Code.

“Relevant System” shall mean (i) The Depository Trust Company in New York, New York, or (ii) such other clearing organization or book-entry system as is designated in writing by Buyer.

“REO Property” shall mean a property, the title to which is held by an Eligible Entity together with all buildings, fixtures and improvements thereon and all other rights, benefits and proceeds arising from and in connection with such property.

“REO Property File” shall have the meaning assigned thereto in the Custodial Agreement.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBCG Reg. § 2615.

“Repurchase Date” shall mean the date occurring on (i) with respect to Eligible Loans, the 12th day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) any other Business Day set forth in the related Transaction Notice and/or the related Confirmation, (iii) the date determined by application of Section 19, as applicable or (iv) with respect to Pledged Stock or Eligible Bonds, the 1st day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day).

“Repurchase Price” shall mean the price at which Purchased Assets are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price for such Purchased Assets and the Price Differential as of the date of such determination.

“Required Documents” shall have the meaning set forth in the Custodial Agreement.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Residual Bond” shall mean a residual bond issued pursuant to a mortgage-backed security transaction underwritten by Greenwich Capital Markets, Inc., that the Buyer can value using Buyer’s customary valuation models.

“Rescission” shall mean the right of a Mortgagor to rescind the related Note and related documents pursuant to applicable law and applicable agency guides.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“Restricted Payments” shall mean with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, without limitation, warrants, options or rights therefor) issued by such Person, whether such securities are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly.

“Second Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a second lien on the Mortgaged Property, that is subject only to one prior lien on such Mortgaged Property securing financing obtained by the related Mortgagor and to Permitted Exceptions.

“Second Lien Loan” shall mean an Loan secured by a Second Lien.

“Securitization Letter” shall mean that certain letter agreement by and among Sellers and Buyer dated the date hereof, outlining rights and obligations with respect to securitizations and whole loan sales of Loans subject to this Agreement from time to time.

“Servicer” shall mean NMI in its capacity as servicer or master servicer of the Loans.

“Servicing Agreement” shall have the meaning provided in Section 43(c) hereof.

“Servicing File” shall mean with respect to each Loan, the file retained by the related Seller (in its capacity as Servicer) consisting of all documents that a prudent originator and servicer would have, including copies of the Loan Documents, all documents necessary to document and service the Loans and any and all documents required to be delivered pursuant to any of the Program Documents.

“Servicing Records” shall have the meaning assigned thereto in Section 43(b) hereof.

“Servicing Rights” shall mean contractual, possessory or other rights of a Seller or any other Person, whether arising under the Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Purchased Assets or to possess related Servicing Records or Records.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format acceptable to the parties containing the information identified on Exhibit F.

“Settlement Agent” shall have the meaning assigned thereto in the Custodial Agreement.

“Single Employer Plan” shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Special Purpose Entity” shall mean a bankruptcy remote special purpose entity which has restrictions and limitations in its organizational documents that are consistent with its bankruptcy remote special purpose entity status and is reasonably acceptable to Buyer.

“Subordinate Bond” shall mean a subordinate mortgage-backed security (which is not a Residual Bond) that is either not rated or rated lower than “BBB-” (or the equivalent) and that the Buyer can value using Buyer’s customary valuation models.

“Subservicer” shall have the meaning provided in Section 43(c) hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substitute Assets” has the meaning assigned thereto in Section 16.

“Substitute Loans” has the meaning assigned thereto in Section 16.

“Takeout Commitment” shall mean, with respect to any Purchased Asset, an irrevocable commitment issued by a Takeout Investor in favor of the related Seller pursuant to which such Takeout Investor agrees to purchase such Purchased Asset at a specific price on a forward delivery basis acceptable to the Buyer in its reasonable discretion.

“Takeout Investor” shall mean a third party reasonably acceptable to the Buyer which has agreed to purchase Purchased Assets pursuant to a Takeout Commitment.

“Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, the consolidated Net Worth of such Person and its Subsidiaries, less the consolidated net book value of all assets of such Person and its Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, deferred taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that servicing rights and residual securities issued by such Person or its Subsidiaries shall not be treated as intangibles for purposes of this definition.

“Termination Date” shall mean September 29, 2006, or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Total Indebtedness” shall mean with respect to any Person, for any period, the aggregate Indebtedness of such Person and its Subsidiaries during such period, less the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” shall mean a Bond Transaction Notice, Loan Transaction Notice or Pledged Stock Transaction Notice, as applicable.

“Transfer Documents” shall mean all documents required to re-register the Eligible Bonds or Pledged Stock in the name of the Buyer or the Bond Custodian, or otherwise to effect a delivery thereof in accordance with Section 3(c) hereof, including without limitation, with respect to certificated securities, the original certificate.

“Trust Receipt” shall have the meaning provided in the Custodial Agreement.

“Trustee” shall mean any trustee under a Governing Agreement.

“Trustee Instruction Letter” shall mean a letter agreement between Seller and each Trustee substantially in the form of Exhibit K attached hereto, in which such Persons acknowledge the Buyer’s ownership interest in the Purchased Assets, and agree to remit any collections with respect to the Purchased Assets as Buyer may so direct from time to time upon notification by Buyer of the occurrence of an Event of Default, which Trustee Instruction Letter may be delivered by Buyer to such Trustee in its sole discretion.

“Underwriting Guidelines” shall mean, collectively, the underwriting guidelines of the Sellers attached as Exhibit E hereto in effect as of the date of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with terms of this Agreement, and which have been approved in writing by Buyer.

“Uncommitted Amount” shall mean $750,000,000.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USC” shall mean the United State Code, as amended.

“Wet Loan” shall mean a wet-funded First Lien Loan or Second Lien Loan which is underwritten in accordance with the Underwriting Guidelines and does not contain all the required Loan Documents in the Mortgage File, which in order to be deemed to an Eligible Loan shall have the following additional characteristics:

(a) the proceeds thereof have been funded (or, on the Purchase Date supported by a Transaction Notice are being funded) by wire transfer or cashier’s check, cleared check or draft or other form of immediately available funds to the Settlement Agent for such Wet Loan;

(b) the Seller expects such Wet Loan to close and become a valid lien securing actual indebtedness by funding to the order of the Mortgagor thereunder;

(c) the proceeds thereof have not been returned to the Buyer or its agent from the Settlement Agent for such Wet Loan;

(d) no Seller has learned that such Wet Loan will not be closed and funded to the order of the Mortgagor;

(e) upon recordation such Loan will constitute a First Lien or Second Lien on the premises described therein; and

(f) the Sellers shall have obtained an Insured Closing Letter and Escrow Letter with respect to such Wet Loan.

(b) Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Buyer hereunder shall be prepared, in accordance with GAAP.

(c) Interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Program Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Program Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof’, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Sellers by Buyer or an authorized officer of Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where a Seller is required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer and Sellers, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Sellers, a servicer of the Purchased Assets, any other Person or the Purchased Assets themselves.

3. THE TRANSACTIONS

(a) Subject to the terms and conditions of the Program Documents, Buyer may, from time to time enter into Transactions with an aggregate Purchase Price for all Purchased Assets acquired by Buyer not to exceed the Maximum Aggregate Purchase Price. Buyer shall have the obligation to enter into Transactions up to the Committed Amount and shall have no obligation to enter into Transactions with respect to the Uncommitted Amount. All purchases of Assets shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount. The Buyer shall have the right, upon written notice to the related Seller, to terminate any Transactions with respect to the Uncommitted Amount and require the repurchase of any such Assets within two Business Days of such notice. Buyer shall have the obligation to enter into Transactions up to the Maximum Aggregate Purchase Price. Unless otherwise agreed, a Seller shall request that Buyer enter into a Transaction (i) with respect to Loans by delivering: (A) a Transaction Notice substantially in the form of Exhibit D-1 hereto (a “Loan Transaction Notice”), appropriately completed, and a Loan Data Transmission to Buyer and Custodian, and (B) the Mortgage File to Custodian for each Loan proposed to be included in such Transaction, which Transaction Notice and Loan Data Transmission must be received no later than (x) in the case of Dry Loans, 12:00 p.m. (New York City time) one Business Day prior to the requested Purchase Date, (y) in the case of AM Funded Wet Loans, 12:00 p.m. (New York City time) on the requested Purchase Date and (z) in the case of PM Funded Wet Loans, 3:00 p.m. (New York City time) on the requested Purchase Date, (ii) with respect to Bonds, by delivering: (A) a Bond Summary, (B) an irrevocable Transaction Notice substantially in the form of Exhibit D-2 (a “Bond Transaction Notice”), appropriately completed, to the Bond Custodian with a copy to the Buyer (if the Buyer is not the Bond Custodian), which must be received by no later than 10:00 a.m. three (3) days prior to the requested Purchase Date; and (C) the Bond Files in accordance with Section 3(c); and (iii) with respect to Eligible Pledged Stocks, by delivering: (A) a Pledged Stock Summary, (B) an irrevocable Transaction Notice substantially in the form of Exhibit D-3 (a “Pledged Stock Transaction Notice”), appropriately completed, to the Bond Custodian with a copy to the Buyer (if the Buyer is not the Bond Custodian), which must be received no later by no later than 10:00 a.m. (New York City time) three (3) days prior to the requested Purchase Date and (C) the Pledged Stock in accordance with Section 3(d).

Each Loan Transaction Notice shall clearly indicate those Loans that are intended to be Wet Loans and Dry Loans and include a Loan List in respect of the Loans that the related Seller proposes to include in the related Transaction. Each Transaction Notice shall specify the proposed Purchase Date, Purchase Price (which shall in all events be at least equal to $1,000,000), Pricing Rate and Repurchase Date. In addition, each Transaction Notice shall set forth the related Purchase Price allocable to each individual Asset, as set forth on the attached Loan Schedule or Bond Summary, as applicable. The related Seller agrees to immediately report to Custodian and the Buyer by facsimile transmission within one Business Day of discovery that any Wet Loans that were previously subject to a Transaction do not close for any reason including, but not limited to, a Rescission. The Buyers shall deliver to the Seller, by electronic or other format, a “Confirmation” specifying such terms prior to entering into such Transaction, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date. By entering into a Transaction with the Buyer, the related Seller consents to the terms set forth in the related Confirmation. Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Buyer and the related Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction. The Buyer shall not be required to honor requests to enter into (A) more than one Transaction per week with respect to Bonds and Pledged Stock as to which the related Purchase Price would be less than $5,000,000, or (B) more than one Transaction per Business Day with respect to Dry Loans as to which the related Purchase Price would be less than $5,000,000, or (C) more than two Transactions per Business Day with respect to Wet Loans as to which the related Purchase Price would be less than $1,000,000.

(b) Pursuant to the Custodial Agreement, the Custodian shall review any Required Documents delivered prior to 10:00 a.m. (New York City time) on any Business Day on the same day. Not later than 5:00 p.m. (New York City time) on each Business Day, the Custodian shall deliver to the Buyer, via Electronic Transmission acceptable to the Buyer, the Custodian Loan Transmission and an Exception Report showing the status of all Loans then held by the Custodian, including but not limited to the Wet Loans and Dry Loans which are subject to Exceptions, and the time the related Loan Documents have been released pursuant to Sections 5(a) or 5(b) of the Custodial Agreement. With respect to Eligible Loans, the Custodian shall deliver to the Buyer by no later than (i) in the case of AM Funded Wet Loans, 1:00 p.m. (New York City time) and (ii) in the case of PM Funded Wet Loans or Dry Loans, 4:00 p.m. (New York City time), by facsimile transmission or by electronic transmission via e-mail on each Purchase Date, one or more cumulative Trust Receipts (as defined in the Custodial Agreement) relating to either Wet Loans or Dry Loans. The original copies of such Trust Receipts shall be delivered to JPMorgan Chase Bank at Four New York Plaza, Ground Floor, Outsourcing Department, New York, New York 10004, Attention: Jennifer John for the account of Greenwich Capital Markets, telephone number (XXX) XXX-XXXX, as agent for the Buyer by overnight delivery using a nationally recognized insured overnight delivery service.

(c) With respect to Bonds, the Sellers shall (i) deliver to the Bond Custodian by no later than 10:00 a.m. (New York City time) three (3) days prior to the requested Purchase Date, copies of the documents in the related Bond Files, and (ii) deliver the originals (unless copies are specified) of such documents, including the Bonds, to the Bond Custodian no later than 3:00 p.m. (New York City time) on such Purchase Date. Sellers shall deliver the original Eligible Bonds as follows:

(i) with respect to Bonds delivered or held in definitive, certificated form, the Sellers shall deliver to the Buyer or the Bond Custodian, as applicable, the original of the relevant certificate in form suitable for transfer, with accompanying, duly executed instruments of transfer or appropriate instruments of assignment executed in the name of the Buyer or the Bond Custodian, as applicable, transfer tax stamps, and any other documents or instruments necessary in the reasonable opinion of the Buyer to effect and perfect a legally valid delivery of such security or other item of investment property to the Buyer or the Bond Custodian. Unless otherwise instructed by the Buyer, any delivery of a security or other item of investment property in definitive, certificated form shall be made to JPMorgan Chase Bank, National Association, 4 New York Plaza, New York, New York 10004, Attention: Outsourcing Department, Jennifer John.

(ii) With respect to Bonds delivered through a Relevant System in book-entry form and credited to or otherwise held in an account, the Sellers shall provide written instructions to the relevant financial institution or other entity, and a copy thereof to the Buyer, sufficient if complied with to effect and perfect a legally valid delivery of the relevant interest granted therein to Buyer hereunder. In connection with any account to which the Eligible Bonds are credited or otherwise held, the Sellers shall execute and deliver such other and further documents or instruments necessary, in the reasonable opinion of the Buyer, to effect and perfect a legally valid delivery of the relevant interest granted therein to Buyer hereunder. Any account to which the Eligible Bonds are credited or otherwise shall be designated “Greenwich Capital Financial Products, Inc. Account” or such variation thereon as the Buyer may direct.

(iii) If Buyer elects, in its sole discretion, to accept Bonds in the name of a Seller, then concurrently with the delivery to the Buyer or the Bond Custodian of each original of the relevant certificate representing one or more Bonds in the form suitable for transfer with accompanying, duly executed instruments of transfer or appropriate instruments or assignment executed in blank, the related Seller shall deliver an undated stock power covering such certificate, duly executed by such Seller with, if the Buyer so requests, signature guaranteed, along with any other documents necessary to re-register the Bonds.

(d) With respect to Pledged Stock, the Sellers shall deliver to the Bond Custodian by no later than 10:00 a.m. (New York City time) three (3) days prior to the requested Purchase Date, with copies to the Buyer (if the Buyer is not the Bond Custodian), the original Pledged Stock. All Pledged Stock shall be delivered or held in definitive, certificated form. The Sellers shall deliver to the Bond Custodian the original of the relevant certificate in form suitable for transfer, with accompanying, duly executed instruments of transfer or appropriate instruments of assignment executed in the name of the Buyer or the Bond Custodian, as applicable, transfer tax stamps, and any other documents or instruments necessary in the reasonable opinion of the Buyer to effect and perfect a legally valid delivery of such security or other item of investment property to the Buyer or the Bond Custodian. Unless otherwise instructed by Buyer, any delivery of a security or other item of investment property in definitive, certificated form shall be made to JPMorgan Chase Bank, 4 New York Plaza, New York, New York 10004, Attention: Outsourcing Department, Jennifer John.

(e) Upon a Seller’s request to enter into a Transaction pursuant to Section 3(a), Buyer shall, assuming all conditions precedent set forth in this Section 3 and in Sections 9(a) and (b) have been met, and provided no Default shall have occurred and be continuing, not later than 5:00 p.m. (New York City time) on the requested Purchase Date purchase the Eligible Assets included in the related Transaction Notice by transferring, via wire transfer (pursuant to wire transfer instructions provided by such Seller on or prior to such Purchase Date), the Purchase Price.

(f) Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Rate:

(i) the Buyer determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBO Rate” in Section 2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Transactions as provided herein; or

(ii) the Buyer determines, which determination shall be conclusive, that the Applicable Margin plus the relevant rate of interest referred to in the definition of “LIBO Rate” in Section 2 upon the basis of which the rate of interest for Transactions is to be determined is not likely adequately to cover the cost to the Buyer of purchasing and holding Assets hereunder; or

(iii) it becomes unlawful for Buyer to enter into Transactions with a Pricing Rate based on the LIBO Rate;

then the Buyer shall give the Sellers prompt notice thereof and, so long as such condition remains in effect, the Buyer shall be under no obligation to purchase Assets hereunder, and the Sellers shall, at their option, either repurchase the Purchased Assets (the date of such repurchase being deemed a Repurchase Date for all purposes of this Agreement) or pay a Pricing Rate at a rate per annum as determined by the Buyer taking into account the increased cost to the Buyer of purchasing and holding the Assets.

(g) Sellers shall repurchase the related Purchased Assets from Buyer on each related Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset. Sellers are obligated to obtain the related Purchased Assets from Buyer or its designee (including the Custodian) at Sellers’ joint and several expense on (or after) the related Repurchase Date.

(h) Provided that the applicable conditions in Sections 9(a) and (b) have been satisfied, a Purchased Asset that is repurchased by such Seller on the Repurchase Date (other than pursuant to Section 3(f) or Section 19 hereof) shall, provided that such Repurchase Date occurs prior to the Termination Date, automatically become subject to a new Transaction unless such Seller delivers notice of repurchase to Buyer with a copy to Custodian not later than 11:00 a.m. New York City time at least two (2) Business Days prior to any such Repurchase Date. Buyer shall purchase the related Eligible Assets pursuant to the procedures set forth in Section 3(e). Notwithstanding any other provision of this Agreement, in the event that the Repurchase Date for such new Transaction as determined under any other provision of this Agreement would be later than the Termination Date, the Repurchase Date shall instead be the Termination Date. For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.

(i) If a Seller intends to repurchase any Assets on any day which is not a Repurchase Date, such Seller shall give two (2) Business Days’ prior written notice thereof to the Buyer. If such notice is given, the Repurchase Price specified in such notice shall be due and payable on the date specified therein, together with the Price Differential to such date on the amount prepaid. Such early repurchases shall be in an aggregate principal amount of at least $100,000.

(j) [reserved]

(k) If any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject the Buyer to any tax of any kind whatsoever with respect to this Agreement or any Loans purchased pursuant to it (excluding net income taxes) or change the basis of taxation of payments to the Buyer in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of the Buyer which is not otherwise included in the determination of the LIBO Rate hereunder;

(iii) shall impose on the Buyer any other condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Sellers shall promptly pay the Buyer such additional amount or amounts as will compensate the Buyer for such increased cost or reduced amount receivable thereafter incurred.

If the Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer’s or such corporation’s capital as a consequence of its obligations hereunder (taking into consideration the Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the Sellers shall promptly pay to the Buyer such additional amount or amounts as will thereafter compensate the Buyer for such reduction.

If the Buyer becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Sellers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by the Buyer to the Sellers shall be conclusive in the absence of manifest error.

4. PAYMENT AND TRANSFER

(a) Payments. Except to the extent otherwise provided herein, all payments to be made by the Sellers under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the following account maintained by the Buyer at JPMorgan Chase Bank Account Number XXXXXXXXX, For the A/C of Greenwich Capital Financial Products, Inc., ABA# 021000021, Reference: Novastar Repo, not later than 1:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Sellers acknowledge that they have no rights of withdrawal from the foregoing account.

(b) Computations. The Pricing Differential shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

5. TAXES; TAX TREATMENT

(a) All payments made by the Sellers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which the Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by the Sellers for their own account not later than the date when due. If any Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (d) pay to the Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b) In addition, each Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c) The Sellers agree, jointly and severally, to indemnify the Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that the Buyer shall have provided the Sellers with evidence, reasonably satisfactory to the Sellers, of payment of Taxes or Other Taxes, as the case may be.

(d) Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide the Sellers with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441 (e)(4)(ii)(D). For any period with respect to which a Foreign Buyer has failed to provide the Seller with the appropriate form or other relevant document pursuant to this Section 5(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under Section 5(c) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Sellers shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(e) Without prejudice to the survival or any other agreement of Sellers hereunder, the agreements and obligations of Sellers contained in this Section 5 shall survive the termination of this Agreement. Nothing contained in this Section 5 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(f) Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of the related Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by such Seller in the absence of an Event of Default by Sellers. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

6. MARGIN MAINTENANCE

(a) If at any time, either (i) the aggregate Market Value of all Purchased Assets subject to Transactions is less than the aggregate MV Margin Amount for all Purchased Assets subject to Transactions, or (ii) the aggregate unpaid principal balance of all Purchased Loans subject to Transactions is less than the aggregate Par Margin Amount for all Purchased Loans subject to such Transactions (either such event, a “Margin Deficit”), then the Buyer may, by notice to Sellers, require Sellers in such Transactions to transfer to the Buyer cash or, at the Buyer’s option (and provided Seller has additional Eligible Assets), additional Eligible Assets (“Additional Purchased Assets”) within one (1) Business Day of such notice by Buyer, so that both (x) the cash and aggregate Market Value of the Purchased Assets, including any such Additional Purchased Assets, will thereupon equal or exceed such aggregate MV Margin Amount, and (y) the cash and unpaid principal balance of such Purchased Assets, including any such Additional Purchased Assets and Purchased Assets, will therefore equal or exceed such aggregate Par Margin Amount (either requirement, a “Margin Call”); provided that if Seller transfers cash, Buyer shall deposit such cash into a non-interest bearing account until the next succeeding Repurchase Date.

(b) Notice required pursuant to Section 6(a) may be given by any means provided in Section 21 hereof. Any notice given on a Business Day preceding 1:00 p.m. (New York City time) shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. New York City time on the same Business Day. Any notice given on a Business Day following 1:00 p.m. (New York City time) shall be met, and the related Margin Call satisfied, no later than 1:00 p.m. New York City time on the following Business Day. The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 6, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Sellers.

7. INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Asset subject to that Transaction, such Income shall be the property of Buyer. Notwithstanding the foregoing, and provided no Default has occurred and is continuing, Buyer agrees that

Sellers shall be entitled to receive an amount equal to all Income received in respect of the Purchased Assets, whether by Buyer, Custodian or any servicer or any other Person, which is not otherwise received by Sellers, to the full extent it would be so entitled, if the Purchased Assets had not been sold to Buyer; provided that any Income received by Sellers while the related Transaction is outstanding shall be deemed to be held by Sellers solely in trust for Buyer pending the repurchase on the related Repurchase Date. Provided no Default has occurred and is continuing Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its sole discretion), on the Repurchase Date following the date any Income is received by Buyer (or a servicer on its behalf) either (i) transfer (or permit the servicer to transfer) to Sellers such Income with respect to any Purchased Assets subject to such Transaction, or (ii) if a Margin Deficit then exists or all or a portion of the related Repurchase Price has not been paid, apply the Income payment to reduce the amount, if any, to be transferred to Buyer by Sellers upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentences (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Sellers transfer to Buyer cash or Additional Purchased Assets sufficient to eliminate such Margin Deficit, or (B) if an Event of Default with respect to any Seller has occurred and is then continuing at the time such Income is paid; provided, however, that any Income retained by Buyer shall be applied to reduce the then outstanding Obligations of Sellers.

8. SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) Sellers and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Sellers secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Sellers’ performance of all of the Obligations, Sellers hereby grants Buyer a fully perfected first priority security interest in the following property, whether now existing or hereafter acquired: (i) all Purchased Assets identified on a Transaction Notice delivered by the Sellers to the Buyer and the Custodian from time to time, (ii) all related Asset Documents, including without limitation all promissory notes, and all related Records, Transfer Documents, Governing Agreements, and original certificates evidencing such Purchased Assets, and any other collateral pledged or otherwise relating to such Purchased Assets, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating thereto, (iii) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Assets and all claims and payments thereunder, (iv) all other insurance policies and insurance proceeds relating to any Purchased Assets or any related Mortgaged Property, (v) all Interest Rate Protection Agreements relating to any or all of the foregoing, (vi) any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, (vii) all purchase or take-out commitments relating to or constituting any or all of the foregoing, (viii) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents,” “equivalent”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds, in each case relating to or constituting any or all of the foregoing, (ix) Seller’s interest under any Escrow Letters and Insured Closing Letters with respect to any Purchased Loans, (x) all related Servicing Rights; (xi) all Income relating to such Purchased Loans and (xii) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”). Sellers acknowledge and agree that their respective rights with respect to the Purchased Items (including without limitation, any security interest any Seller may have in the Purchased Assets and any other collateral granted to any Seller pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.

(b) At any time and from time to time, upon the written request of the Buyer, and at the joint and several expense of the Sellers, the Sellers will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as the Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Items and the liens created hereby. The Sellers also hereby authorize the Buyer to file any such financing or continuation statement to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction. This Agreement shall constitute a security agreement under applicable law.

(c) No Seller shall (i) change the location of its chief executive office/chief place of business from that specified in Section 12(1) hereof, (ii) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Purchased Items, or (iii) reincorporate or reorganize under the laws of another jurisdiction unless, in case of any of the foregoing, it shall have given the Buyer at least 30 days prior written notice thereof and shall have delivered to the Buyer all Uniform Commercial Code financing statements and amendments thereto as the Buyer shall request and taken all other actions deemed reasonably necessary by the Buyer to continue its perfected status in the Purchased Items with the same or better priority.

(d) Sellers hereby irrevocably constitute and appoint Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Sellers and in the name of Sellers or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Agreement, including without limitation, protecting, preserving and realizing upon the Purchased Items, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including without limitation, to protect, preserve and realize upon the Purchased Items, to file such financing statement or statements relating to the Purchased Loans and the Purchased Items as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, each Seller hereby gives Buyer the power and right, on behalf of such Seller, without assent by, but with notice to, such Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of such Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Purchased Assets whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Assets;

(iii) (A) to direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Sellers’ joint and several expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Loans and the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Sellers might do.

Sellers hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Sellers also authorize Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 19 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Loans.

(e) The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

(f) If any Seller fails to perform or comply with any of its agreements contained in the Program Documents and the Buyer performs or complies, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of the Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Sellers to the Buyer on demand and shall constitute Obligations.

(g) The Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Buyer deals with similar property for its own account. Neither the Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items upon the request of the Sellers or otherwise.

(h) All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and powers coupled with an interest.

9. CONDITIONS PRECEDENT

(a) As conditions precedent to the initial Transaction, Buyer shall have received on or before the date on which such initial Transaction is consummated the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):

(i) Program Documents. The Program Documents duly executed and delivered by the Sellers thereto and being in full force and effect, free of any modification, breach or waiver.

(ii) Organizational Documents. A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of each Seller, in each case dated as of a recent date, but in no event more than ten (10) days prior to the date of such initial Transaction and of all corporate or other authority for the Seller with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by each Seller from time to time in connection herewith (and the Buyer may conclusively rely on such certificate until it receives notice in writing from the Sellers to the contrary).

(iii) Incumbency Certificate. An incumbency certificate of the secretary of each Seller certifying the names, true signatures and titles of Sellers’ representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(iv) Legal Opinion. A legal opinion of counsel to the Sellers, substantially in the form attached hereto as Exhibit C.

(v) Securitization Letter. The Buyer shall have received the Securitization Letter, in form and substance satisfactory to the Buyer and executed by a duly authorized officer of the Seller.

(vi) Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Buyer, a perfected, first-priority security interest in the Purchased Items, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if the Buyer determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest and (ii) UCC lien searches, dated as of a recent date, in no event more than fourteen (14) days prior to the date of such Initial Transaction, in such jurisdictions as shall be applicable to the Sellers, the results of which shall be satisfactory to the Buyer.

(vii) Fees and Expenses. The Buyer shall have received all fees (including, without limitation, the Commitment Fee) and expenses required to be paid by the Sellers on or prior to the initial Purchase Date, which fees and expenses may be netted out of any purchase proceeds paid by the Buyer hereunder.

(viii) Financial Statements. The Buyer shall have received the financial statements referenced in Section 12(b).

(ix) Underwriting Guidelines. The Buyer and the Sellers shall have agreed upon the Seller’s current Underwriting Guidelines for Loans and the Buyer shall have received a copy thereof certified by a Responsible Officer of the Seller.

(x) Consents, Licenses, Approvals, etc. The Buyer shall have received copies certified by the Sellers of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Sellers of, and the validity and enforceability of, the Program Documents, which consents, licenses and approvals shall be in full force and effect.

(xi) Insurance. The Buyer shall have received evidence in form and substance satisfactory to the Buyer showing compliance by the Sellers as of such initial Purchase Date with Section 13(v) hereof.

(xii) Reserved.

(xiii) Instruction Letter. The Buyer shall have received an Instruction Letter in the form attached hereto as Exhibit J executed by each Seller in blank to the attention of the Servicer, which letter shall not be delivered by the Buyer to the Servicer or any other party prior to a Default.

(xiv) Electronic Tracking Agreement. The Buyer and the Sellers shall have entered into an Electronic Tracking Agreement with MERS in a form acceptable to the Buyer.

(xv) Other Documents. The Buyer shall have received such other documents as the Buyer or its counsel may reasonably request.

(b) The obligation of Buyer to enter into each Transaction pursuant to this Agreement (including the initial Transaction) is subject to the following further conditions precedent, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof:

(i) No Default or Event of Default shall have occurred and be continuing.

(ii) Both immediately prior to entering into such Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by the Sellers in Section 12 and Schedule 1 hereof, and in each of the other Program Documents, shall be true and complete on and as of the Purchase Date in all material respects (in the case of the representations and warranties in Section 12(w) and Schedule 1, solely with respect to Loans which have not been repurchased by Sellers) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of the Buyer, the Buyer shall have received an officer’s certificate signed by a Responsible Officer of the Sellers certifying as to the truth and accuracy of the above, which certificate shall specifically include a statement that each Seller is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions, except as would not be reasonably likely to have a Materal Adverse Effect.

(iii) The then aggregate outstanding Purchase Price for all Purchased Loans, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

(iv) Subject to the Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 44 hereof, the Buyer shall have completed its Due Diligence Review of the Loan Documents for each Purchase and such other documents, records, agreements, instruments, Mortgaged Properties or information relating to such Purchases as the Buyer in its reasonable discretion deems appropriate to review and such review shall be satisfactory to the Buyer in its reasonable discretion.

(v) Buyer or its designee shall have received on or before the day of a Transaction:

(A) with respect to any Purchased Assets that are Loans (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(1) the Loan Transaction Notice and Loan Data Transmission with respect to such Purchased Loans, delivered pursuant to Section 3(a);

(2) the Trust Receipt with respect to such Purchased Loans, with the Loan Data Transmission attached; and

(3) such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its commercially reasonable judgment; and

(B) with respect to any Purchased Assets that are Bonds, (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(1) the Bond Transaction Notice and Bond Summary with respect to such Bonds, delivered pursuant to Section 3(a);

(2) copies or originals, as applicable, of the Bonds and the related Bond Files with respect to such Bonds, delivered pursuant to Section 3(c); and

(3) such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its commercially reasonable judgment.

(C) with respect to any Purchased Assets that are Pledged Stocks, (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(1) the Pledged Stock Transaction Notice and Pledged Stock Summary with respect to such Pledged Stocks, delivered pursuant to Section 3(a);

(2) copies of the Pledged Stock with respect to such Pledged Stock, delivered pursuant to Section 3(d);

(3) an undated stock power covering such certificate, duly executed in blank with, if the Buyer so requests, signature guaranteed;

(4) an opinion of counsel satisfactory to the Buyer as to the formation and existence and the bankruptcy remoteness of the related Eligible Entity, the attachment and perfection of the security interest in favor of the Buyer in the Pledged Stock and such other matters as the Buyer may reasonably request; and

(5) such certificates or other documents as Buyer may reasonably request.

(vi) with respect to any Purchased Assets that are Bonds, the following additional conditions precedent shall have been satisfied:

(A) With respect to Bonds delivered or held in uncertificated form and the ownership of which is registered on books maintained by the issuer thereof or its transfer agent, the Sellers shall cause the registration of such security or other item of investment property in the name of the Buyer or the Bond Custodian, as applicable, and at the request of the Buyer, shall take such other and further steps, and shall execute and deliver such documents or instruments necessary in the opinion of the Buyer, to effect and perfect a legally valid delivery of the relevant interest granted therein to the Buyer hereunder;

(B) Any delivery of an Bond shall be sufficient to cause the Buyer to have a perfected, first priority security interest in, and to be the “entitlement holder” (as defined in Section 8-102(a)(7) of the Uniform Commercial Code of the State of the New York (the “UCC”)) with respect to such Bonds;

(C) No Bonds, whether certificated or uncertificated, shall remain in the possession of, or, at the Buyer’s discretion, in the name of, any Seller or any of their agents, or in any account in the name of any Seller or any of their agents;

(D) Each of the Bonds shall be registered in the name of the Buyer or the Bond Custodian, as applicable; and

(E) The Seller shall have (1) notified the related Trustee of the sale of the related Bonds hereunder, and (2) instructed the Trustee to pay all amounts payable to the holders of the Bonds to an account specified from time to time by the Buyer, in the form of the Trustee Instruction Letter attached hereto as Exhibit K and the Trustee shall have acknowledged in writing the Trustee Instruction Letter, and a copy of the fully executed Trustee Instruction Letter shall be delivered to the Buyer.

(vii) With respect to any Purchased Assets that are Pledged Stock, the Sellers shall deliver to the Buyer a good standing certificate with respect to the related Eligible Entity and certified copies of the certificate of formation, articles of incorporation, by-laws and operating agreement (or equivalent documents) of such Eligible Entity and of all resolutions or other authority of such Eligible Entity with respect to holding REO Property and all certificates of an officer and secretary thereof, all in form and substance satisfactory to Buyer, all of which organizational documents shall contain such terms and provisions, including, without limitation, provisions relating to the nature of the Eligible Entity as a special, single purpose vehicle, as the Buyer may reasonably require;

(viii) In the event that the Loans to be purchased would cause the aggregate outstanding principal balance of Purchased Loans secured by Mortgaged Property from any state to exceed 10% of the aggregate outstanding principal balance of Loans pledged hereunder, then the Sellers shall, upon request by the Buyer, deliver an opinion of counsel acceptable to the Buyer in such state, substantially in the form of items number 12 and 13 of Exhibit C.

(ix) With respect to any Loan that was funded in the name of or acquired by a Qualified Originator which is an Affiliate of the Sellers, the Buyer may, in its sole discretion, require the Sellers to provide evidence sufficient to satisfy the Buyer that such Loan was acquired in a legal sale, including without limitation, an opinion, in form and substance and from an attorney, in both cases, acceptable to the Buyer in its sole discretion, that such Loan was acquired in a legal sale.

(x) None of the following shall have occurred and/or be continuing:

(A) an event or events resulting in the inability of the Buyer to finance its purchases of assets with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events or a material adverse change in the financial condition of the Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of the Buyer to fund its obligations under or otherwise comply with the terms of this Agreement; or

(B) any other event beyond the control of the Buyer which the Buyer reasonably determines may result in the Buyer’s inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing.

(xi) If any Loans to be purchased hereunder were acquired by a Seller, such Loans shall conform to the Seller’s Underwriting Guidelines or the Buyer shall have received Underwriting Guidelines for such Loans acceptable to the Buyer in its discretion.

(xii) The Buyer shall have received all information requested from the Sellers relating to Interest Rate Protection Agreements pursuant to Section 13(y), and the Buyer shall have determined that such Interest Rate Protection Agreements adequately protect the applicable Seller from interest rate fluctuations.

(xiii) The Buyer shall have received, no later than 10:00 a.m. three (3) days prior to the requested Purchase Date, an Instruction Letter, executed by the Sellers, with the related Servicing Agreement attached thereto, which such Servicing Agreement shall be in form and substance acceptable to Buyer.

(xiv) In no event shall Buyer be required to enter into (A) more than one Transaction per week with respect to Bonds and Pledged Stock whose Purchase Price would be less than $5,000,000, nor (B) more than one Transaction per Business Day with respect to Dry Loans whose Purchase Price would be less than $5,000,000, nor (C) more than two Transactions per Business Day with respect to Wet Loans whose Purchase Price would be less than $1,000,000.

(xv) Buyer shall have determined that all actions necessary or, in the opinion of Buyer, desirable to maintain the Buyer’s perfected interest in the Purchased Loans and other Purchased Items have been taken, including, without limitation, duly filed Uniform Commercial Code financing statements on Form UCC-1.

(xvi) Sellers shall have paid to Buyer all fees and expenses owed to Buyer in accordance with this Agreement and any other Program Document.

(xvii) Buyer or its designee shall have received any other documents reasonably requested by Buyer.

(xviii) There is no Margin Deficit at the time immediately prior to entering into a new Transaction.

(xix) Each person holding a security interest in any of the Assets that are to be subject to such Transaction (including any party that has a precautionary security interest in an Asset) has released all of its right, title and interest in, to and under such Asset (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Asset, and each such release and Uniform Commercial Code termination statement has been delivered to the Buyer prior to each Transaction and to the Custodian as part of the related Asset File.

10. RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Assets, unless a Default or Event of Default shall have occurred and be continuing, then (a) Buyer shall be deemed to have terminated any security interest that Buyer may have in such Purchased Assets and any Purchased Items solely related to such Purchased Assets and (b) with respect to such Purchased Assets, Buyer shall direct Custodian to release such Purchased Assets and any Purchased Items solely related to such Purchased Assets to the related Seller unless such release and termination would give rise to or perpetuate a Margin Deficit.

If such release and termination gives rise to or perpetuates a Margin Deficit, Buyer shall notify the related Sellers of the amount thereof and Sellers shall thereupon satisfy the Margin Call in the manner specified in Section 6.

11. RELIANCE

With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Sellers in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Sellers’ behalf.

12. REPRESENTATIONS AND WARRANTIES

Each Seller represents and warrants to the Buyer that throughout the term of this Agreement:

(a) Existence. The Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.

(b) Financial Condition. The Seller has heretofore furnished to the Buyer a copy of its audited consolidated balance sheets and the audited consolidated balance sheets of its consolidated Subsidiaries, each as at December 31, 2004 with the opinion thereon of Deloitte & Touche LLP, a copy of which has been provided to Buyer. The Seller has also heretofore furnished to the Buyer the related consolidated statements of income and retained earnings and of cash flows for the Seller and its consolidated Subsidiaries for the one year period ending December 31, 2004, setting forth comparative form the figures for the previous year. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of the Seller and its Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. Since December 31, 2004 there has been no development or event nor any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect.

(c) Litigation. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against the Seller or any of its Subsidiaries or Affiliates or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect or (ii) which questions the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated thereby and there is a reasonable likelihood of a Material Adverse Effect or adverse decision.

(d) No Breach. Neither (a) the execution and delivery of the Program Documents, or (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of the Seller, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which the Seller, or any of its Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of the Seller or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument. The sales hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Seller or of any of its Subsidiaries.

(e) Action. The Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by the Seller of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Program Document has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

(f) Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by the Seller of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.

(g) Taxes. The Seller and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Seller, adequate. Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(h) Investment Company Act. Neither the Seller nor any of its Subsidiaries is required to be registered as an “investment company”, or a company “controlled” by a company required to be registered as an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Seller is not subject to any Federal or state statute or regulation which limits its ability to incur indebtedness.

(i) [Reserved].

(j) Compliance with Law. No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect.

(k) No Default. Neither the Seller nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(l) Collateral; Collateral Security.

(i) Immediately prior to the sale of any Asset by any Seller hereunder, such Seller was the sole owner of such Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale of such Asset to Buyer hereunder and no Person other than such Seller has any Lien on any such Asset.

(ii) The provisions of this Agreement are effective to create in favor of the Buyer a valid security interest in all right, title and interest of the Sellers in, to and under the Purchased Items.

(iii) Upon (i) receipt by the Custodian of each Note, endorsed in blank by a duly authorized officer of a Seller, and (ii) the delivery to the Bond Custodian of the Eligible Bonds together with the Transfer Documents and the Eligible Pledged Stock, the Buyer shall have a fully perfected first priority security interest therein, in the Mortgage Loan evidenced thereby and in the Seller’s interest in the related Mortgaged Property, and without limitation on the foregoing, the Buyer, as entitlement holder, shall have a “security entitlement” to the Eligible Bonds.

(iv) Upon the filing of financing statements on Form UCC-1 naming the Buyer as “Secured Party” and the Sellers as “Debtor”, and describing the Purchased Items, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Purchased Items will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Sellers in, to and under such Purchased Items, which can be perfected by filing under the Uniform Commercial Code.

(m) Chief Executive Office; Chief Operating Office. As of the Effective Date, (i) the chief executive office and chief operating office of Seller (other than HLI) is located at 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114, and (ii) the chief executive office and chief operating office of HLI is located at 25520 Commercentre Drive, Lake Forest, California 92630.

(n) Location of Books and Records. The location where the Seller keeps its books and records including all computer tapes and records relating to the Purchased Items is its chief executive office or chief operating office or the offices of the Custodian.

(o) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Seller or any of its Subsidiaries to the Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Seller or any of its Subsidiaries to the Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby or thereby.

(p) Adjusted Tangible Net Worth; Liquidity. The Adjusted Tangible Net Worth of NFI is not less than $350,000,000. The ratio of the Seller’s Total Indebtedness to Tangible Net Worth as of the most recent quarter end is not greater than 8:1. NFI shall at all times have cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount equal to not less than $10,000,000.

(q) ERISA. Each Plan to which the Seller or its Subsidiaries make direct contributions, and, to the knowledge of the Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which the Seller would be under an obligation to furnish a report to the Buyer under Section 13(a)(v) hereof.

(r) [Reserved].

(s) Filing Jurisdictions; Relevant States. Schedule 2 sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Items.

(t) True Sales. Any and all interest of a Qualified Originator in, to and under any Mortgage funded in the name of or acquired by such Qualified Originator or seller which is an Affiliate of the Seller has been sold, transferred, conveyed and assigned to the Seller pursuant to a legal sale and such Qualified Originator retains no interest in such Loan, and if so requested by the Buyer, such sale is covered by an opinion of counsel to that effect in form and substance acceptable to the Buyer.

(u) No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Seller or any of its Subsidiaries has a Material Adverse Effect.

(v) Subsidiaries. All of the Subsidiaries of each Seller at the date hereof are listed on Schedule 3 to this Agreement. At all times during the term of this Agreement, NMI is and shall remain a wholly owned consolidated Subsidiary of NFI.

(w) Origination and Acquisition of Loans. The Loans were originated or acquired by the Seller, and the origination and collection practices used by the Seller or Qualified Originator, as applicable, with respect to the Loans have been, in all material respects legal, proper, prudent and customary in the residential mortgage loan origination and servicing business, and in accordance with the Underwriting Guidelines or with respect to Loans acquired by the Seller, in accordance with underwriting guidelines approved by the Buyer pursuant to Section 9(b)(xi) hereof.

(x) No Adverse Selection. The Seller used no selection procedures that identified the Eligible Assets, when taken as a whole, as being less desirable or valuable than other comparable Assets owned by the Seller.

(y) Seller Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of the Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of the Seller in accordance with GAAP) of the Seller and the Seller is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any Loans with any intent to hinder, delay or defraud any of its creditors.

(z) No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

13. COVENANTS OF SELLER

Each Seller covenants and agrees with Buyer that during the term of this Agreement:

(a) Financial Statements and Other Information; Financial Covenants.

Seller shall deliver to the Buyer:

(i) As soon as available and in any event within 30 days after the end of each month, the consolidated balance sheets of NFI and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and retained earnings and of cash flows for NFI and its consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of NFI, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of NFI and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year-end audit adjustments);

(ii) As soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of NFI, the consolidated balance sheets of

NFI and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for NFI and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of NFI, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of NFI and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(iii) As soon as available and in any event within 90 days after the end of each fiscal year of NFI, the consolidated balance sheets of NFI and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for NFI and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of NFI and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;

(iv) Within thirty (30) days after the end of each calendar month, the monthly certification substantially in the form of Exhibit A attached hereto;

(v) From time to time such other information regarding the financial condition, operations, or business of the Seller as the Buyer may reasonably request; and

(vi) As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer knows, or with respect to any Plan or Multiemployer Plan to which the Seller, or any Subsidiaries of the Seller makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Seller setting forth details respecting such event or condition and the action, if any, that the Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Seller or an ERISA Affiliate with respect to such event or condition):

(a) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(b) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by the Seller or an ERISA Affiliate to terminate any Plan;

(c) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(d) the complete or partial withdrawal from a Multiemployer Plan by the Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(e) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Seller or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(f) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Seller or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

The Seller will furnish to the Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (a) and (b) above, a certificate of a Responsible Officer of the Seller to the effect that, to the best of such Responsible Officer’s knowledge, the Seller during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Program Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Seller has taken or proposes to take with respect thereto).

(b) [Reserved].

(c) Existence, Etc. Each of the Seller and its Subsidiaries will:

(i)(A) preserve and maintain its legal existence and all of its material rights, privileges, franchises; (B) maintain all licenses, permits or other approvals necessary to conduct its business and to perform its obligations under the Program Documents; and (C) except as would not be reasonably likely to have a Material Adverse Effect remain in good standing under the laws of each state in which it conducts business or any Mortgage Property is located.

(ii) comply with the requirements of and conduct its business strictly in accordance with all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(iii) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv) not move its chief executive office or chief operating office from the addresses referred to in Section 12(1) unless it shall have provided the Buyer 30 days prior written notice of such change;

(v) [Reserved]; and

(vi) permit representatives of the Buyer, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time or at any time during the continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer.

(d) Prohibition of Fundamental Changes. No Seller shall (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or (ii) except pursuant to one or more securitizations, repurchase agreements, or similar transactions in the ordinary course of such Seller’s business, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”) all or substantially all of its Property, business or assets to any Person other than another Seller (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired; provided, that a Seller may after prior written notice to the Buyer merge or consolidate with (a) NFI or any wholly owned Subsidiary of NFI, or (b) any other Person if the Seller is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder. NMI shall at all times remain a wholly owned consolidated Subsidiary of NFI.

(e) Margin Deficit. If at any time there exists a Margin Deficit, the Seller shall cure the same in accordance with Section 6 hereof.

(f) Notices. Seller shall give notice to Buyer promptly in writing of any of the following:

(i) Upon the Seller becoming aware of the occurrence of any Default, Event of Default or any event of default or default under any Program Document, Governing Agreement, Interest Rate Protection Agreement or other material agreement of the Seller;

(ii) upon, and in any event within five (5) Business Days after, service of process on the Seller or any of its Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting the Seller or any of its Subsidiaries (i) that questions or challenges the validity or enforceability of any of the Program Documents, (ii) in which the amount in controversy exceeds $5,000,000, or (iii) which there is a reasonable likelihood of an adverse determination which would result in a Material Adverse Effect;

(iii) upon the Seller becoming aware of any default related to any Purchased Items, any Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(iv) upon the Seller becoming aware during the normal course of its business that the Mortgaged Property in respect of any Loan or Loans with an aggregate unpaid principal balance of at least $1,000,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Market Value of such Loan;

(v) upon the entry of a judgment or decree against the Seller or any of its Subsidiaries in an amount in excess of $2,000,000;

(vi) any material change in the insurance coverage required of Seller or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(vii) any material dispute, licensing issue, litigation, investigation, proceeding or suspension between Seller or its Subsidiaries, on the one hand, and any Governmental Authority or any other Person; and

(viii) any material change in accounting policies or financial reporting practices of Seller or its Subsidiaries.

Each notice pursuant to this Section 13(f) (other than (vi) above) shall be accompanied by a statement of a Responsible Officer of the Seller, setting forth details of the occurrence referred to therein and stating what action the Seller has taken or proposes to take with respect thereto.

(g) Servicing. Except as provided in Section 43, the Seller shall not permit any Person other than NMI to service Loans without the prior written consent of the Buyer, which consent shall not be unreasonably withheld.

(h) Underwriting Guidelines. The Seller shall not permit any material modifications to be made to the Underwriting Guidelines that will impact either the Buyer or the Purchased Loans without the prior consent of Buyer (such consent not to be unreasonably withheld). Seller agrees to deliver to Buyer copies of the Underwriting Guidelines in the event that any changes are made to the Underwriting Guidelines following the Effective Date.

(i) Lines of Business. The Seller shall not engage to any substantial extent in any line or lines of business activity other than the businesses generally carried on by it as of the Effective Date.

(j) Transactions with Affiliates. The Seller will not (i) enter into any material transaction, including, without limitation, any purchase, sale, lease or exchange of material property or the rendering of any material service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Seller’s business and (c) upon fair and reasonable terms no less favorable to the Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or (ii) make a payment that is not otherwise permitted by this Section (j) to any Affiliate.

(k) Defense of Title. Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever.

(l) Preservation of Purchased Items. Seller shall do all things necessary to preserve the Purchased Items so that such Purchased Items remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply in all material respects with all applicable laws, rules and regulations of any Governmental Authority applicable to Seller that relate to the Purchased Items and cause the Purchased Items to comply with all applicable laws, rules and regulations of any such Governmental Authority. Seller will not allow any default to occur for which Seller is responsible under any Purchased Items or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Items or the Program Documents.

(m) No Assignment. Seller shall not (i) sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Assets or any interest therein, or (ii) enter into any agreement or undertaking restricting the right or ability of the Seller or the Buyer to sell, assign or transfer any of the Assets, provided that this Section 13(m) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Assets in accordance with the Program Documents.

(n) [Reserved].

(o) [Reserved].

(p) Maintenance of Liquidity. At all times NFI shall have, on a consolidated basis, cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount of not less than $10,000,000. NFI shall at all times maintain or cause to be maintained at least one committed warehouse credit facility with an established secondary market lender (other than the Buyer) that provides funding for wet and dry mortgage loans of “A”, “B” and “C” credit quality, originated or acquired by the Sellers or Subsidiaries thereof. Such facility shall provide an amount not less than $600,000,000 (with not less than $75,000,000 for Wet Loans).

(q) Maintenance of Adjusted Tangible Net Worth. NFI shall not permit its Adjusted Tangible Net Worth at any time to be less than $350,000,000.

(r) Maintenance of Ratio of Total Indebtedness to Tangible Net Worth. NFI shall not permit the ratio of its Total Indebtedness to Tangible Net Worth at any time to be greater than 8:1 as measured as of any quarter end.

(s) Restricted Payments. The Seller shall not make any Restricted Payments upon the occurrence of a Default, except to another Seller or as necessary for NFI to maintain its status as a REIT.

(t) Servicing Transmission. The Seller shall provide to the Buyer on a monthly basis no later than 11:00 a.m. New York City time two (2) Business Days prior to each Repurchase Date (or such other day requested by Buyer) (i) the Servicing Transmission, on a loan-by-loan basis and in the aggregate, with respect to the Loans serviced hereunder by the Seller which were funded prior to the first day of the current month, summarizing (A) the Seller’s delinquency and loss experience with respect to Loans serviced by the Seller (including, in the case of the Loans, the following categories: current, 30-59, 60-89, 90-119, 120-149 and 150+) and (B) any Mortgagor that is in bankruptcy, (ii) with respect to Eligible Bonds, a Bond Summary setting forth such information as the Buyer may reasonably request, and (iii) any other information reasonably requested by the Buyer with respect to the Purchased Assets. Each monthly servicing report described above shall separately identify each pool of Purchased Assets subject to outstanding Transactions hereunder. In addition, with respect to each Bond, NMI shall promptly deliver to the Buyer (i) any report received by or required to be delivered (A) by any Person pursuant to the Governing Agreements at the same time a required thereunder, or (B) to any holder of any securities issued pursuant to the Governing Agreements; (ii) any notice of transfer of servicing; and (iii) any other such document or information as the Buyer may reasonably request from time to time.

(u) No Amendment or Compromise. Without Buyer’s prior written consent, none of Seller or those acting on Seller’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Loans, any related rights or any of the Program Documents, provided that Seller may amend or modify a Loan if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Loan.

(v) Maintenance of Property; Insurance. The Seller shall keep all property useful and necessary in its business in good working order and condition. The Seller shall maintain errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as are in effect on the Effective Date (as disclosed to Buyer in writing) and shall not reduce such coverage without the written consent of the Buyer, and shall also maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

(w) Further Identification of Purchased Items. The Seller will furnish to the Buyer from time to time statements and schedules further identifying and describing the Purchased Items and such other reports in connection with the Purchased Items as the Buyer may reasonably request, all in reasonable detail.

(x) [Reserved].

(y) Interest Rate Protection Agreements. Upon the Buyer’s request, the Seller shall deliver to the Buyer any and all information relating to Interest Rate Protection Agreements.

(z) [Reserved].

(aa) Rescission. The Sellers shall identify all funds received in connection with a Rescission of any Loan or other failure of the Loan to fund on a given day, shall hold such funds as agent for the Buyer and shall repay any Purchase Price paid by Buyer in connection with any such rescinded Loan not later than one Business Day after the earlier of (i) the date any Seller received notice of such Rescission or other failure of the Loan to fund on a given day, or (ii) the date on which any Seller receives the funds intended to fund such rescinded Loan.

(bb) [Reserved].

(cc) Re-Registration; Rights to Bonds and Pledged Stock. The Sellers agree and acknowledge that while any Transactions are outstanding with respect to Bonds or Pledged Stock that are Purchased Assets hereunder, (i) the Buyer may, at its sole discretion, re-register any such Bond and any such Pledged Stock in the name of the Buyer or the Bond Custodian or other designee of the Buyer (to the extent that such Bonds or Pledged Stock were originally assigned by the related Seller in blank), and (ii) the Buyer or its designee shall have all rights of conversions, exchange, subscription and any other rights, privileges and options pertaining to such Bonds and Pledged Stock as the owner thereof, and in connection therewith, the right to deposit and deliver any and all of such Bonds and Pledged Stock with any committee, depositary, transfer agent, register or other designated agency upon such terms and conditions as the Buyer may determine.

(dd) Eligible Entities and REO Properties.

(i) Each Seller covenants and agrees that it will not create or suffer to exist, or permit any Eligible Entity for which its stock is Pledged Stock to create or suffer to exist, any Lien upon any REO Property, or pledge, option or otherwise encumber, or permit any Eligible Entity to pledge, option or otherwise encumber any REO Property, whether now owned or hereafter acquired.

(ii) Without the prior written consent of the Buyer, no Seller shall (i) sell, transfer or otherwise dispose, or permit any Eligible Entity for which its stock is Pledged Stock to sell, assign or transfer or otherwise dispose of any REO Property, (ii) vote to enable, or take any other action to permit, (A) the Eligible Entity to issue any stock or other equity securities of any nature (other than to the relevant Seller) or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any of the Eligible Entity, (B) the Eligible Entity to sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to any property owned by the Eligible Entity or (C) the Eligible Entity to dividend or otherwise make any distribution to its shareholders.

(iii) No Seller shall permit any Eligible Entity for which its stock is Pledged Stock to: (A) create, incur, assume or suffer to exist any Indebtedness or Guarantee obligation; (B) create, incur or permit to exist, or permit or allow others to create, incur or permit to exist, any Lien, security interest or claim on or to any of its property; (C) consummate any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or sell all or substantially all of its assets other than pursuant to a transaction, the proceeds of which shall be used to repurchase such Pledged Stocks as provided hereunder; (D) make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (any of the foregoing, an “Investment”), any Person; (E) amend its certificate of formation or limited liability company agreement, limited partnership agreement, certificate of incorporation or by-laws or other similar organizational or constitutive documents without the prior written consent of the Buyer which consent shall not be unreasonably withheld; (F) form any Subsidiaries; or (G) engage in or transact any business or operations other than the acquisition and operation of REO Properties or any acquisition and operation of real estate owned properties so long as such other real estate owned properties are subject to a financing arrangement under which the Buyer is the lender, and the ownership thereof, the sale thereof, and activities incidental thereto.

(iv) Each Seller shall cause each Eligible Entity to maintain the REO Properties in at least the condition received (reasonable wear and tear excepted) and promptly repair any damage or casualty (except to the extent that subservicer reasonably has determined in accordance with Acceptable Servicing Practices, not to apply the related insurance proceeds or condemnation awards to the repair or restoration of the REO Property, in which event such unapplied proceeds shall be included in Income for purposes hereof or the subservicer determines in accordance with Accepted Servicing Practices that such repair is not required to be made and that the failure to make such repair will not have an adverse effect upon the value or habitability of such REO Property). Seller shall cause each Eligible Entity to permit Buyer and its agents, representatives and employees, upon reasonable prior notice, at Buyer’s cost, to inspect any REO Property and conduct such environmental and engineering studies as Buyer may require; provided, that such inspections and studies do not materially and unreasonably interfere with the use and operation of such REO Property.

(ee) Entitlement Holder; Additional Proceeds. The Sellers acknowledge that the Buyer shall be an “entitlement holder” (as defined in Section 8-102(a) of the Uniform Commercial Code) with respect to the Bonds and Pledged Stock that constitute Purchased Assets hereunder and shall be entitled to receive all cash dividends and distributions therefrom and treated as Income. The Sellers and the Buyer agree that the Seller shall direct the Trustee to make all payments with respect to any such Bonds directly to the

Buyer. With respect to any sums of money or property paid or distributed in respect of such Bonds or Pledged Stock that are received by a Seller, such Seller shall, until such money or property is paid or delivered to the Buyer as required hereunder, hold such money or property as Income, in trust for the Buyer, segregated from other funds of the Seller, as part of the Purchased Assets pending the repurchase by Seller of the applicable Bonds or Pledged Stock. Unless a Default or an Event of Default shall have occurred and be continuing, the Seller shall be entitled to exercise all voting and corporate rights with respect to such Bonds and Pledged Stock, and Buyer shall exercise such rights on the Sellers’ behalf during the time in which Buyer is the registered holder of such Bonds and Pledged Stock, provided, however, that no vote shall be cast or other action taken which, in Buyer’s judgment, would impair such Bonds or Pledged Stock or which would be inconsistent with or result in any violation of any provision of this Agreement. If a Seller shall become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for such Bonds or Pledged Stock, or otherwise in respect thereof, such Seller shall accept the same as the Buyer’s agent, hold the same in trust for the Buyer and deliver the same forthwith to the Buyer in the exact form received, duly endorsed by such Seller to the Buyer, if required, together with an undated bond power covering such certificate duly executed in blank and with, if the Buyer so requests, signature guaranteed, to be held by the Buyer hereunder as part of the Purchased Assets.

(ff) Appraisals/BPO. The Seller shall provide, or cause to be provided to Buyer an appraisal or broker’s price opinion with respect to each REO Property made by an appraiser or broker, respectively, acceptable to Buyer upon the conversion of a Purchased Loan to an REO Property.

(gg) [Reserved].

(hh) Maintenance of Papers, Records and Files. (i) Seller shall acquire, and Seller shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Asset. Seller will maintain all such Records not in the possession of the Custodian or Bond Custodian in good and complete condition in accordance with industry practices and preserve them against loss or destruction.

(i) Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in Custodian’s or Bond Custodian’s possession unless Buyer otherwise approves. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s or Bond Custodian’s possession, except for individual items removed in connection with servicing a specific Asset, in which event Seller will obtain or cause to be obtained a receipt from the Custodian or Bond Custodian for any such paper, record or file.

(ii) For so long as Buyer has an interest in or lien on any Asset, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iii) Upon reasonable advance notice from Custodian, Bond Custodian or Buyer, Seller shall (x) make any and all such Records available to Custodian, Bond Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

(ii) [Reserved].

(jj) Taxes, Etc. The Seller shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon the Seller or upon its income and profits or upon any of its Property, real, personal or mixed (including without limitation, the Purchased Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. The Seller shall file on a timely basis all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(kk) Use of Custodian. Without the prior written consent of Buyer, Seller shall use no third party custodian as document custodian other than the Custodian with respect to third party purchasers, prospective third party purchasers, lenders and prospective third party lenders with respect to loans of the same type as the Purchased Loans.

(ll) Change of Fiscal Year. Seller will not at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyer, change the date on which Seller’s fiscal year begins from Seller’s current fiscal year beginning date.

(mm) Delivery of Servicing Rights and Servicing Records. With respect to the Servicing Rights of each Purchased Loan, the related Seller shall deliver such Servicing Rights to Buyer on the related Purchase Date. With respect to the Servicing Records and the physical servicing of each Purchased Loan, the related Seller shall deliver such Servicing Records to the designee of Buyer, within (75) days of a Purchase Date, unless otherwise stated in writing by Buyer; provided that on each Repurchase Date that is subject to a new Transaction, such delivery requirement is deemed restated for such new Transaction (and the immediately preceding delivery requirement is deemed to be rescinded) in the absence of directions to the contrary from Buyer, and a new 75-day period is deemed to commence as of such Repurchase Date. Seller’s transfer of the Servicing Rights and Servicing Records under this Section shall be in accordance with customary standards in the industry.

(nn) [Reserved].

(oo) MERS. During such time as any Transaction is outstanding and includes any Loan registered on the MERS System, the Seller that is party to such Transaction shall be and remain a member of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and shall comply with all rules and procedures of MERS. In connection with the sale to Buyer of any Loan registered on the MERS System, each Seller shall cause NMI at the request of the Buyer and in accordance with the terms of the Electronic Tracking Agreement, to, at its own cost and expense, cause the MERS System to indicate that such Loan has been sold to the Buyer in accordance with the terms of this Agreement by including in MERS’ computer files (a) the code in the field which identifies the specific owner of the Loans and (b) the code in the field “Pool Field” which identifies the series in which such Loans were sold. Seller further agrees that it will not alter codes referenced in this paragraph with respect to any Loan at any time that such Loan is subject to a Transaction under this Agreement.

(pp) REIT Status. NFI will take all steps necessary to maintain its status as a REIT.

14. REPURCHASE DATE PAYMENTS

On each Repurchase Date, the applicable Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.

15. REPURCHASE OF PURCHASED ASSETS

Upon discovery by any Seller of a breach of any of the representations and warranties set forth on Schedule 1 to this Agreement, such Seller shall give prompt written notice thereof to Buyer. Upon any such discovery by Buyer, Buyer will notify Sellers. It is understood and agreed that the representations and warranties set forth in Schedule 1 with respect to the Purchased Assets shall survive delivery of the respective Asset Files to the Custodian or Bond Custodian and shall inure to the benefit of Buyer. The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Asset shall not affect Buyer’s right to demand repurchase as provided under this Agreement. Sellers shall, within two (2) Business Days of the earlier of any Seller’s discovery or any Seller receiving notice with respect to any Purchased Asset of (i) any breach of a representation or warranty contained in Schedule 1, or (ii) any failure to deliver any of the items required to be delivered as part of the Asset File within the time period required for delivery pursuant to the Custodial Agreement, Bond Custodial Agreement or Section 3(a) herein, promptly cure such breach or delivery failure in all material respects. If within two (2) Business Days after the earlier of any Seller’s discovery of such breach or delivery failure or any Seller receiving notice thereof that such breach or delivery failure has not been remedied by Sellers, Sellers shall promptly upon receipt of written instructions from Buyer, at Buyer’s option, either (i) repurchase such Purchased Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by Buyer, or (ii) transfer comparable Substitute Assets to Buyer, as provided in Section 16 hereof.

16. SUBSTITUTION

Sellers may, subject to agreement with and acceptance by Buyer upon one (1) Business Day’s notice, substitute other assets which are substantially the same as the Purchased Assets (the “Substitute Assets”) for any Purchased Assets. Such substitution shall be made by transfer to Buyer of such Substitute Assets and transfer to the related Seller of such Purchased Assets (including all Purchased Items solely related thereto) (the “Reacquired Assets”) along with the other information to be provided with respect to the applicable Substitute Asset as described in the form of Transaction Notice. Upon substitution, the Substitute Assets shall be deemed to be Purchased Assets, the Reacquired Assets shall no longer be deemed Purchased Assets, Buyer shall be deemed to have terminated any security interest that Buyer may have had in the Reacquired Assets and shall return such Reacquired Assets to Seller unless such termination and release would give rise to or perpetuate a Margin Deficit. Concurrently with any termination and release described in this Section 16, Buyer shall execute and deliver to Sellers upon request and Buyer hereby authorizes Sellers to file and record such documents as Sellers may reasonably deem necessary or advisable in order to evidence such termination and release.

In connection with any such requested substitution or release, the Sellers will provide notice to the Custodian, Bond Custodian and the Buyer no later than 12:00 p.m. (New York City time), on the date of such request, specifying the Assets to be substituted for or released and the substitute Assets to be purchased hereunder in substitution therefor, if any, and shall deliver with such notice a revised Mortgage Loan Transmission (as defined in the Custodial Agreement) indicating any substitute Loans or such other notice as agreed to by the Buyer and Sellers indicating any substitute Bonds or Pledged Stock. Each such substitution or release shall be deemed to be a representation and warranty by the Sellers that any substitute Assets are eligible for purchase hereunder and that after giving effect to such substitution or release, no Margin Deficit shall occur.

17. [RESERVED]

18. EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default (an “Event of Default”) hereunder:

(a) any Seller fails to transfer the related Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);

(b) any Seller fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform their obligations under Section 6;

(c) any Seller shall default in the payment of any other amount payable by it hereunder or under any other Program Document after notification by the Buyer of such default, and such default shall have continued unremedied for three Business Days; or

(d) any representation, warranty or certification made or deemed made herein or in any other Program Document by the Seller or any certificate furnished to the Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 which shall be considered solely for the purpose of determining the Market Value of the Assets; unless (i) the Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by the Buyer in its sole discretion to be materially false or misleading on a regular basis); or

(e) any Seller shall fail to comply with the requirements of Section 13(c)(i), Section 13(d), Section 13(f)(i) or (iii), or Sections 13(m) through 13(s), Section 13(u), Section 13(y), Section 13(ee), or Section 13(oo) hereof; or any Seller shall otherwise fail to observe or perform any other obligation, representation or covenant contained in this Agreement or any other Program Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days following the earlier of Seller’s receipt of written notice of such default from Buyer or actual knowledge of such default by a Responsible Officer of Seller; or

(f) any final, judgment or judgments or order or orders for the payment of money in excess of $2,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against any Seller or any of its Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and any Seller or any such Subsidiary shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(g) any Seller shall admit in writing its inability to, or intention not to, perform any of Seller’s Obligations, or Buyer shall have determined in good faith that Seller is unable to meet its commitments; or

(h) any Seller or any of its Subsidiaries files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for any Seller or any of its Subsidiaries, or of all or any part of any Seller’s or its Subsidiaries’ Property; or makes an assignment for the benefit of any Seller or its Subsidiaries’ creditors; or

(i) A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for any Seller, or any of its Subsidiaries, or of any of such Seller’s or Subsidiary’s respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or any Seller or any of its Subsidiaries generally fails to pay any Seller’s or any of its Subsidiaries’ debts as they become due; or any Seller or any of its Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against any Seller or any of its Subsidiaries; or any of Seller’s or its Subsidiaries’ Property is sequestered by court or administrative order; or a petition is filed against any Seller or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect; or

(j) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller or any of its Subsidiaries, or shall have taken any action to displace the management of Seller or any of its Subsidiaries or to curtail its authority in the conduct of the business of any Seller or any of its Subsidiaries, or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Seller or any of its Subsidiaries’ as an issuer, buyer or a seller/servicer of Loans or securities backed thereby, and such action provided for in this subsection (j) shall not have been discontinued or stayed within thirty (30) days; or

(k) Any Program Document shall for whatever reason (including an event of default thereunder) be terminated, this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Loans or Purchased Items purported to be covered hereby or any of any Seller’s material obligations to Buyer, Custodian or Bond Custodian under the Program Documents (including the Obligations hereunder) shall cease to be in full force and effect, or the enforceability thereof shall be contested by any Seller; or

(l) A Material Adverse Effect shall have occurred with respect to any Seller as determined by Buyer in its reasonable good faith discretion; or

(m) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Buyer or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Seller or any Commonly Controlled Entity shall, or in the reasonable opinion of the Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a

Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(n) A Change of Control of any Seller shall have occurred without the prior consent of the Buyer;

(o) Any Seller shall grant, or suffer to exist, any Lien on any Purchased Items except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items in favor of the Buyer or shall be Liens in favor of any Person other than Buyer; or

(p) Buyer shall reasonably request in writing, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of any Seller and such reasonable information and/or responses shall not have been provided within three (3) Business Days following such receipt of such request; or

(q) Any Seller or any Subsidiary or Affiliate of such Seller shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between the Seller or such other entity, on the one hand, and the Buyer or any of the Buyer’s Affiliates on the other (including any Alternative Facility) and fails to cure such default, failure, or breach within the time period (if any) specified thereunder; or the Seller or any Subsidiary or Affiliate of the Seller shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by the Seller or such entity and any third party, which default or failure entitles any party to require acceleration or prepayment of any indebtedness in excess of $5,000,000 thereunder, and shall fail to cure such default or failure within the time period (if any) specified thereunder; or

(r) [Reserved]; or

(s) The failure of NFI to continue to be (i) qualified as a REIT as defined in Section 856 of the Code and (ii) entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form—1120 REIT filed with the United States Internal Revenue Service for such year, or the entering into by NFI of any material “prohibited transactions” as defined in Sections 857(b) and 856(c) of the Code.

provided that, the Buyer shall not declare an Event of Default if at such time there is no outstanding amount due or outstanding obligations of the Sellers under this Agreement or any Alternative Facility; provided further that, the Buyer shall be under no obligation to enter into any Transaction in the event that an Event of Default or Default shall have occurred or if at such time the Buyer could declare an Event of Default if any amount due or any Transaction was outstanding at such time.

19. REMEDIES

Upon the occurrence of an Event of Default (subject to the expiration of the applicable cure period contained herein), Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(g), (h), (i) or (j) hereof), shall have the right to exercise any or all of the following rights and remedies:

(a)(i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (provided that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Seller’s obligations hereunder to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid prior to or after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by Sellers hereunder; Sellers shall immediately deliver to Buyer or its designee any and all original papers, Servicing Records and files relating to the Purchased Assets subject to such Transaction then in Seller’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall be deemed transferred to Buyer or its designee.

(ii) Buyer shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may reasonably deem satisfactory any or all Purchased Assets and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Sellers credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Sellers hereunder. Sellers shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second to the aggregate Repurchase Prices; and third to all other Obligations.

(iii) Buyer shall have the right to terminate this Agreement and declare all obligations of Sellers to be immediately due and payable, by a notice in accordance with Section 21 hereof.

(iv) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Assets and nothing contained herein shall obligate Buyer to liquidate any Purchased Assets on the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(vi) To the extent permitted by applicable law, the Sellers waive all claims, damages and demands they may acquire against the Buyer arising out of the exercise by the Buyer of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Buyer. If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(b) Sellers hereby acknowledge, admit and agree that Sellers’ obligations under this Agreement are recourse obligations of Sellers to which Sellers pledge their full faith and credit. In addition to its rights hereunder, Buyer shall have the right to proceed against any of Sellers’ assets which may be in the possession of Buyer, any of Buyer’s Affiliates or their respective designees (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Sellers to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Assets, any other Purchased Items and their proceeds and all other sums or obligations owed by Buyer to Sellers against all of Sellers’ obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement among the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(c) Buyer shall have the right to obtain physical possession of the Servicing Records and all other files of Sellers relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Sellers or any third party acting for Sellers and Sellers shall deliver to Buyer such assignments as Buyer shall request.

(d) Buyer shall have the right to direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Buyer determines appropriate.

(e) Buyer shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Purchased Items or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Purchased Items or any portion thereof, and do anything that Buyer is authorized hereunder or by law to do. Sellers shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

(f) Buyer may, at its option, enter into one or more Interest Rate Protection Agreements covering all or a portion of the Purchased Loans, and the Seller shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Buyer relating to or arising out of such Interest Rate Protection Agreements; including without limitation any losses resulting from such Interest Rate Protection Agreements.

(g) In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Sellers might otherwise have to require Buyer to enforce its rights by judicial process. Sellers also waive, to the extent permitted by law, any defense Sellers might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Purchased Items or from any other election of remedies. Sellers recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Sellers shall cause all sums received by it with respect to the Purchased Assets to be deposited with such Person as Buyer may direct after receipt thereof. Sellers shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Post-Default Rate).

20. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

21. NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy or Electronic Transmission) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given by the Sellers under Section 3(a) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted (i) by Electronic Transmission and followed written notice via overnight courier or (ii) by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

22. USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by either party hereto in a Transaction.

23. INDEMNIFICATION AND EXPENSES.

(a) The Sellers agree to hold the Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Sellers agree to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices and predatory lending practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Loan for any sum owing thereunder, or to enforce any provisions of any Loan, the Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Sellers of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Sellers. The Sellers also agree to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. The Sellers hereby acknowledge that, the obligations of the Sellers under this Agreement are recourse obligations of the Sellers.

(b) The Sellers agree to pay as and when billed by the Buyer all of the out-of pocket costs and expenses incurred by the Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith. The Sellers agree to pay as and when billed by the Buyer all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to the Buyer (which shall not exceed $60,000 in connection with the consummation of this Agreement), (ii) all the due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to Purchased Items under this Agreement (which shall not exceed $15,000 in connection with the consummation of this Agreement), including, but not limited to, those costs and expenses incurred by the Buyer and in connection with the approval of any Takeout Commitments pursuant to Sections 23, 39 and 44 hereof, and (iii) all up-front and on-going custodial fees and expenses; provided, that the Buyer shall not bill the Sellers for its on-going due diligence expenses incurred by the Buyer with respect to mortgage loan level due diligence performed after the consummation of this Agreement (but the Buyer may bill the Sellers for its upfront due diligence expenses incurred in connection with the consummation of this Agreement); provided that, in the event the Buyer determines in connection with its periodic loan level due diligence that additional due diligence is required due to non-compliance with the Underwriting Guidelines or breaches of representations and warranties hereunder, the Sellers shall reimburse the Buyer directly for all reasonable out of pocket cists incurred in connection with any resulting additional due diligence. The foregoing fees, costs and expenses shall be due and payable from time to time upon demand by the Buyer, regardless of whether the Termination Date has occurred, and may be netted out of any Purchase Price paid by the Buyer hereunder. Sellers also agree not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c) If any Seller fails to pay when due any costs, expenses or other amounts payable by either Seller under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Sellers by Buyer, in its sole discretion and Sellers shall remain liable for any such payments by Buyer. No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents.

(d) Without prejudice to the survival of any other agreement of Sellers hereunder, the covenants and obligations of Sellers contained in this Section 23 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Loans by Buyer against full payment therefor.

24. WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Sellers hereby expressly waive, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Items as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.

25. REIMBURSEMENT

All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Sellers’ joint and several obligation (unless and to the extent that Sellers are the prevailing party in any dispute, claim or action relating thereto). Sellers agree to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Buyer (without duplication to Buyer) and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.”

26. FURTHER ASSURANCES

Sellers agree to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to perfect the interests of Buyer in the Purchased Items or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.

27. TERMINATION

This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect Sellers’ outstanding obligations to Buyer at the time of such termination. Sellers’ obligations under Section 3(k), Section 5, Section 12 and Section 23 and any other reimbursement or indemnity obligation of Seller to Buyer pursuant to this Agreement or any other Program Documents shall survive the termination hereof.

28. SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

29. BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Sellers may not assign or transfer any of its respective rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

30. AMENDMENTS

Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Seller and the Buyer and any provision of this Agreement may be waived by the Buyer.

31. SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

32. SURVIVAL

The obligations of the Sellers under Sections 3(k), 5, 23 and 25 hereof and any other reimbursement or indemnity obligation of Sellers to Buyer pursuant to this Agreement or any other Program Document shall survive the repurchase of the Assets hereunder and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a purchase, herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived, by reason of purchasing any Asset, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such purchase was made.

33. CAPTIONS

The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

34. COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

35. SUBMISSION TO JURISDICTION; WAIVERS

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND/OR ANY OTHER PROGRAM

DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

36. WAIVER OF JURY TRIAL

EACH SELLER AND THE BUYER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

37. ACKNOWLEDGEMENTS

Each Seller hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents to which it is a party;

(b) the Buyer has no fiduciary relationship to the Seller; and

(c) no joint venture exists among or between the Buyer and the Seller.

38. HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS.

The Buyer shall have free and unrestricted use of all Purchased Assets and Purchased Items and nothing in this Agreement shall preclude the Buyer from engaging in repurchase transactions with the Purchased Assets and Purchased Items or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets and Purchased Items. Nothing contained in this Agreement shall obligate the Buyer to segregate any Purchased Assets or Purchased Items delivered to the Buyer by the Sellers.

39. ASSIGNMENTS; PARTICIPATIONS.

(a) The Sellers may assign any of its rights or obligations hereunder only with the prior written consent of the Buyer. The Buyer may assign or transfer to any bank or other financial institution that makes or invests in repurchase agreements or loans or any Affiliate of the Buyer all or any of its rights under this Agreement and the other Program Documents.

(b) The Buyer may, in accordance with applicable law, at any time sell to one or more entities (“Participants”) participating interests in this Agreement, its agreement to purchase Assets, or any other interest of the Buyer hereunder and under the other Program Documents. In the event of any such sale by the Buyer of participating interests to a Participant, the Buyer’s obligations under this Agreement to the Sellers shall remain unchanged, the Buyer shall remain solely responsible for the performance thereof and the Sellers shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under this Agreement and the other Program Documents. The Sellers agree that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Buyer under this Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Buyer the proceeds thereof. The Buyer also agrees that each Participant shall be entitled to the benefits of Sections 3(k) and 23 with respect to its participation in the Assets and Purchased Items outstanding from time to time; provided, that the Buyer and all Participants shall be entitled to receive no greater amount in the aggregate pursuant to such Sections than the Buyer would have been entitled to receive had no such transfer occurred.

(c) The Buyer may furnish any information concerning the Sellers or any of their Subsidiaries in the possession of Buyer from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying the Sellers in writing and securing signed confidentiality statements (a form of which is attached hereto as Exhibit I) and only for the sole purpose of evaluating assignments or participations and for no other purpose.

(d) The Sellers agree to cooperate with the Buyer in connection with any such assignment and/or participation, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment and/or participation. The Sellers further agree to furnish to any Participant identified by the Buyer to the Sellers copies of all reports and certificates to be delivered by the Sellers to the Buyer hereunder, as and when delivered to the Buyer.

40. SINGLE AGREEMENT

Sellers and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Sellers and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

41. INTENT

Sellers and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the USC (except insofar as the Purchased Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the USC.

It is understood that Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555 and 559 of Title 11 of the USC.

42. CONFIDENTIALITY

(a) The Program Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Buyer and shall be held by Buyer and Sellers in strict confidence and shall not be disclosed by any party to any Person without the consent of all parties hereto except for (i) disclosure to such party’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) disclosure to any approved hedge counterparty to the extent necessary to obtain any Interest Rate Protection Agreement hereunder or (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of disclosure by any party pursuant to the foregoing clauses (ii), (iii) and (iv), the disclosing party shall take reasonable actions to provide the other party with prior written notice; provided further that in the case of (iv), the Seller shall not file any of the Program Documents other than the Agreement with the SEC or state securities office unless Seller shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

(b) The parties acknowledge that certain of the information provided by or on behalf of the other parties in connection with this Agreement and the transactions contemplated hereby is or may be confidential, and the parties agrees that, unless the non-disclosing parties shall otherwise agree in writing, the disclosing party will not disclose to any other person or entity any of the following (the “Information”): (i) any information regarding, or copies of, any non-public financial statements, reports and other information furnished pursuant to or in connection with any Program Document; or (ii) any other information that is designated by a party in writing as confidential. Notwithstanding the foregoing, Information shall not include any information that is or becomes generally available to the general public or to the disclosing party on a nonconfidential basis from a source other than any non-disclosing party, or which was known to the disclosing party on a nonconfidential basis prior to its disclosure by any non-disclosing party.

(c) Notwithstanding subsection (b), but subject to subsection (d) below, the disclosing party may disclose any Information:

1.	to any of the disclosing party’s attorneys, consultants, accountants, financial advisors and independent auditors, and any actual or potential assignees of, or participants, in any of the rights or obligations of the disclosing party, under or in connection with any Program Document, who (A) in the good faith belief of the disclosing party, has a need to know such Information, (B) are informed by the disclosing party of the confidential nature of such Information, and (C) are obligated to maintain the confidentiality of such Information in accordance with the terms hereof;

2.	to any other party to any Program Document, for the purposes contemplated thereby and to the non-disclosing party, provided that such other party is obligated to maintain the confidentiality of such Information in accordance with the terms hereof;

3.	to such extent as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party; or

4.	to such extent as the disclosing party is legally compelled (by interrogatories, request for information or copies, subpoena, civil investigative demand or similar process) to disclose such Information; or

(d) Notwithstanding anything contained herein to the contrary, neither the disclosing party nor any Affiliate thereof shall (i) disclose or otherwise take any action with respect to any information that would cause any non-disclosing party or any Affiliate thereof to be in violation of any requirement of any law, rule or regulation prohibiting the disclosure of information regarding mortgagors, or (ii) fail to take any action necessary to prevent such disclosure.

43. SERVICING

(a) The Sellers covenants to maintain or cause the servicing of the Purchased Loans to be maintained in conformity with Accepted Servicing Practices. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, or (ii) the date on which all the Obligations have been paid in full, or (iii) the transfer of servicing to any entity approved by the Buyer and the assumption thereof by such entity.

(b) During the period NMI is servicing the Purchased Loans, (i) NMI agrees that Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Loans (the “Servicing Records”), and (ii) NMI grants the Buyer a security interest in all Servicing Records to secure the obligation of the Seller or its designee to service in conformity with this Section 43 and any other obligation of Seller to the Buyer. NMI covenants to safeguard such Servicing Records and to deliver them promptly to the Buyer or its designee (including the Custodian) at the Buyer’s request. It is understood and agreed by the parties that the servicing fees with respect to the Purchased Loans earned by NMI in its capacity as servicer will be retained by NMI.

(c) If the Loans are serviced by any other third party servicer (such third party servicer, the “Subservicer”) the Sellers shall provide a copy of the related servicing agreement with a properly executed Instruction Letter to the Buyer at least three (3) Business Days prior to the applicable Purchase Date or the date on which the Subservicer shall begin subservicing the Loans, which shall be in the form and substance acceptable to Buyer (the “Servicing Agreement”) and shall have obtained the written consent of the Buyer for such Subservicer to subservice the Loans.

(d) Each Seller agrees that upon the occurrence of an Event of Default, the Buyer may terminate NMI in its capacity as servicer and terminate any Servicing Agreement and the related Seller shall transfer such servicing to the Buyer or its designee, at no cost or expense to the Buyer. In addition, the Sellers shall provide to the Buyer an Instruction Letter from the Sellers to the effect that upon the occurrence of an Event of Default, the Buyer may terminate any Subservicer or Servicing Agreement and direct that collections with respect to the Loans be remitted in accordance with the Buyer’s instructions. Each Seller agrees to cooperate with the Buyer in connection with the transfer of servicing.

(e) After the Purchase Date, until the Repurchase Date, the Sellers will have no right to modify or alter the terms of the Loan or consent to the modification or alteration of the terms of any Loan except as expressly permitted under Section 13(u) hereof, and the Sellers will have no obligation or right to repossess any Loan or substitute another Loan, except as provided in any Custodial Agreement.

(f) The Sellers shall permit the Buyer to inspect upon reasonable prior written notice (which shall be no less than three (3) Business Days prior to such date) at a mutually convenient time, the Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Buyer that the Seller or its Affiliate, as the case may be, has the ability to service the Loans as provided in this Agreement. In addition, with respect to any Subservicer which is not an Affiliate of the Seller, the Seller shall use its best efforts to enable the Buyer to inspect the servicing facilities of such Subservicer.

44. PERIODIC DUE DILIGENCE REVIEW

The Sellers acknowledge that the Buyer has the right to perform continuing due diligence reviews with respect to the Assets, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and the Sellers agree that upon reasonable (but no less than one (1) Business Day’s) prior notice to the related Seller, the Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Asset Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Assets in the possession, or under the control, of such Seller and/or the Custodian. The Sellers also shall make available to the Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Assets. Without limiting the generality of the foregoing, the Sellers acknowledges that the Buyer shall purchase Assets from the Sellers based solely upon the information provided by the Sellers to the Buyer in the Asset Data Transmission and the representations, warranties and covenants contained herein, and that the Buyer, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Loan. The Buyer may underwrite such Loans itself or engage a third party underwriter to perform such underwriting. The Sellers agree to cooperate with the Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Loans in the possession, or under the control, of the Seller. In addition, the Buyer has the right to perform continuing Due Diligence Reviews of the Sellers and their Affiliates, directors, and their respective Subsidiaries and the officers, employees and significant shareholders thereof. The Sellers and Buyer further agree that all out-of-pocket costs and expenses incurred by the Buyer in connection with the Buyer’s mortgage loan level due diligence shall be paid by the Buyer (but the Buyer may bill the Sellers for its up front due diligence expenses incurred in connection with the execution of the Agreement); provided that, in the event that the Buyer determines in connection with its periodic due diligence that additional due diligence is required due to non-compliance with the Underwriting Guidelines or breaches of representations and warranties hereunder, the Sellers shall reimburse the Buyer directly for all reasonable out-of-pocket costs incurred in connection with any resulting additional due diligence.

45. JOINT AND SEVERAL LIABILITY

The Sellers hereby acknowledge and agree that they are jointly and severally liable to the Buyer for all representations, warranties, covenants, obligations and liabilities of each of the Sellers hereunder. The Sellers hereby further acknowledge and agree that (a) a Default or an Event of Default is hereby considered a Default or an Event of Default by each Seller, and (b) the Buyer shall have no obligation to proceed against one Seller before proceeding against the other Seller. The Sellers hereby waive any defense to their obligations under this Agreement based upon or arising out of the disability or other defense or cessation of liability of one Seller versus the other. A Seller’s subrogation claim arising from payments to Buyer shall constitute a capital investment in another Seller (1) subordinated to any claims of Buyer, and (2) equal to a ratable share of the equity interests in such Seller.

46. SET-OFF

In addition to any rights and remedies of the Buyer provided by this Agreement and by law, the Buyer shall have the right, without prior notice to the Seller, any such notice being expressly waived by the Seller to the extent permitted by applicable law, upon any amount becoming due and payable by the Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of the Seller. The Buyer may set-off cash, the proceeds of the liquidation of any Purchased Items and all other sums or obligations owed by the Buyer or its Affiliates to Seller against all of Seller’s obligations to the Buyer or its Affiliates, whether under this Agreement or under any other agreement among the parties or between Seller and any Affiliate of the Buyer, or otherwise, whether or not such obligations are then due, without prejudice to the Buyer’s or its Affiliate’s right to recover any deficiency. The Buyer agrees promptly to notify the Seller after any such set-off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

47. ENTIRE AGREEMENT

This Agreement and the other Program Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

NOVASTAR MORTGAGE, INC., a Virginia corporation, as Seller		Address for Notices: 8140 Ward Parkway, Suite 300 Kansas City, Missouri 64114 Attention: Michael L. Bamburg Telecopier No.: (XXX) XXX-XXXX
By:	/s/ Todd Phillips	Telephone No.: (XXX) XXX-XXXX
Name:	Todd Phillips
Title:	Vice President, Treasurer and Controller	With a copy to: Attention: Todd Phillips, VP/Treasury Telecopier No.: (XXX) XXX-XXXX Telephone No.: (XXX) XXX-XXXX

NOVASTAR FINANCIAL, INC., a Maryland corporation, as Seller		Address for Notices: 8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114 Attention: Michael L. Bamburg Telecopier No.: (XXX) XXX-XXXX
By:	/s/ Todd Phillips	Telephone No.: (XXX) XXX-XXXX
Name:	Todd Phillips
Title:	Vice President, Treasurer and Controller	With a copy to: Attention: Todd Phillips, VP/Treasury Telecopier No.: (XXX) XXX-XXXX Telephone No.: (XXX) XXX-XXXX

NOVASTAR HOME MORTGAGE, INC., a Delaware corporation, as Seller		Address for Notices:
8140 Ward Parkway, Suite 300 Kansas City, Missouri 64114 Attention: Michael L. Bamburg
By:	/s/ Todd Phillips	Telecopier No.: (XXX) XXX-XXXX
Name:	Todd Phillips	Telephone No.: (XXX) XXX-XXXX
Title:	Vice President, Treasurer and Controller
With a copy to: Attention: Todd Phillips, VP/Treasury Telecopier No.: (XXX) XXX-XXXX Telephone No.: (XXX) XXX-XXXX

[Signature Page to Repurchase Master Agreement]

NOVASTAR CERTIFICATES FINANCING CORP, a Delaware corporation, as Seller		Address for Notices:
8140 Ward Parkway, Suite 300 Kansas City, Missouri 64114 Attention: Michael L. Bamburg Telecopier No.: (XXX) XXX-XXXX
By:	/s/ Todd Phillips	Telephone No.: (XXX) XXX-XXXX
Name:	Todd Phillips
Title:	Vice President, Treasurer and Controller
With a copy to: Attention: Todd Phillips, VP/Treasury Telecopier No.: (XXX) XXX-XXXX Telephone No.: (XXX) XXX-XXXX

NOVASTAR CERTIFICATES FINANCING LLC, a Delaware limited liability company, as Seller		Address for Notices: 8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114 Attention: Michael L. Bamburg Telecopier No.: (XXX) XXX-XXXX
By:	/s/ Todd Phillips	Telephone No.: (XXX) XXX-XXXX
Name:	Todd Phillips
Title:	Vice President, Treasurer and Controller	With a copy to: Attention: Todd Phillips, VP/Treasury Telecopier No.: (XXX) XXX-XXXX Telephone No.: (XXX) XXX-XXXX

HOMEVIEW LENDING, INC., a Delaware corporation, as Seller		Address for Notices: 8140 Ward Parkway, Suite 300 Kansas City, Missouri 64114 Attention: Michael L. Bamburg
By:	/s/ Gregory S. Metz	Telecopier No.: (XXX) XXX-XXXX
Name:	Gregory S. Metz	Telephone No.: (XXX) XXX-XXXX
Title:	Vice President, Chief Financial Officer and Treasurer
With a copy to: Attention: Todd Phillips, VP/Treasury Telecopier No.: (XXX) XXX-XXXX Telephone No.: (XXX) XXX-XXXX

[Signature Page to Repurchase Master Agreement]

ACCELERON LENDING, INC., a Delaware corporation, as Seller		Address for Notices:
8140 Ward Parkway, Suite 300 Kansas City, Missouri 64114 Attention: Michael L. Bamburg
By:	/s/ Gregory S. Metz	Telecopier No.: (XXX) XXX-XXXX
Name:	Gregory S. Metz	Telephone No.: (XXX) XXX-XXXX
Title:	Vice President, Chief Financial Officer and Treasurer
With a copy to: Attention: Todd Phillips, VP/Treasury Telecopier No.: (XXX) XXX-XXXX Telephone No.: (XXX) XXX-XXXX

GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation, as Buyer and Agent, as applicable		Address for Notices: 600 Steamboat Road
Greenwich, Connecticut 06830 Attention: Tony Palmisano Telecopier No.: (XXX) XXX-XXXX
By:	/s/ Anthony Palmisano	Telephone No.: (XXX) XXX-XXXX
Name:	Anthony Palmisano
Title:	Managing Director	With a copy to: Attention: James Esposito Telecopier No.: (XXX) XXX-XXXX Telephone No.: (XXX) XXX-XXXX

[Signature Page to Repurchase Master Agreement]